Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to 7,257,020 Shares of Preferred Stock

(including Preferred Stock represented by American Depositary Shares)

of

Telemig Celular Participações S.A.

at

at R$63.90 Per Preferred Share

by

Vivo Participações S.A.

through its subsidiary

TCO IP S.A.

THIS TENDER OFFER CAN BE ACCEPTED AND TENDERED SHARES CAN BE WITHDRAWN, IN THE CASE OF HOLDERS OF AMERICAN DEPOSITARY SHARES TENDERING THROUGH THE BANK OF NEW YORK, AS ADS TENDER AGENT, BY 12:00 NOON NEW YORK CITY TIME, AND IN THE CASE OF HOLDERS OF PREFERRED SHARES TENDERING DIRECTLY BY 5:00 P.M. NEW YORK CITY TIME, IN EACH CASE ON MAY 9, 2008, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

WE ARE MAKING THIS OFFER IN LIGHT OF THE CONCLUSION OF THE ACQUISITION OF CONTROL OF TELEMIG CELULAR PARTICIPAÇÕES S.A. (AND INDIRECTLY OF TELEMIG CELULAR S.A.) PURSUANT TO A STOCK PURCHASE AGREEMENT, DATED AS OF AUGUST 2, 2007, AMONG TELPART PARTICIPAÇÕES S.A. AND VIVO PARTICIPAÇÕES S.A., HAVING AS INTERMEDIARY PARTIES TELEMIG CELULAR PARTICIPAÇÕES S.A. AND TELE NORTE CELULAR PARTICIPAÇÕES S.A. WE ARE OFFERING TO PURCHASE UP TO 7,257,020 PREFERRED SHARES, INCLUDING PREFERRED SHARES REPRESENTED BY ADSS, OF TELEMIG CELULAR PARTICIPAÇÕES S.A., AT A PRICE OF R$63.90 PER PREFERRED SHARE (FOR REFERENCE, EQUIVALENT TO APPROXIMATELY U.S.$74.68 PER ADS, NET OF CERTAIN FEES, COMMISSIONS AND TAXES, AS DESCRIBED BELOW.) WE DO NOT EXPECT THIS OFFER TO CAUSE THE ADSS TO NO LONGER BE TRADED ON THE NEW YORK STOCK EXCHANGE OR TO RESULT IN THE TERMINATION OF THE REGISTRATION OF THE ADSS WITH THE SECURITIES AND EXCHANGE COMMISSION.

THE BOARD OF DIRECTORS OF TELEMIG CELULAR PARTICIPAÇÕES S.A. HAS NOT MADE ANY RECOMMENDATION WITH RESPECT TO THIS TENDER OFFER AND WE DO NOT EXPECT THAT THE BOARD WILL MAKE ANY SUCH RECOMMENDATION BECAUSE (1) THIS TENDER OFFER CONSTITUTES A VOLUNTARY TENDER OFFER UNDER BRAZILIAN LAW AND APPLICABLE BRAZILIAN LAWS DO NOT REQUIRE THE BOARD TO TAKE A POSITION ON THE TENDER OFFER AND (2) VIVO PARTICIPAÇÕES S.A. CONTROLS THE TELEMIG CELULAR PARTICIPAÇÕES S.A. BOARD OF DIRECTORS.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS AND MAY BE SUBJECT TO PRORATION. SEE “THE OFFER—SECTION 12”.

If you have questions about the Offer, you can contact MacKenzie Partners, Inc. (the “U.S. Information Agent”) or BES Securities do Brasil S.A. Corretora de Câmbio e Valores Mobiliários (“BES Securities” or the “Brazil Information Agent”), the information agents for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. You can also obtain additional copies of this Offer to Purchase and the related Letter of Transmittal from MacKenzie Partners, Inc. or BES Securities or your broker, dealer, bank, trust company or other nominee.

You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. None of Vivo Participações S.A., TCO IP S.A., their respective boards of directors or any of their respective affiliates or executive officers makes any recommendation as to whether you should tender your shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

We are concurrently making a voluntary tender offer to acquire up to one-third of each class of outstanding preferred shares of Telemig Celular S.A., a subsidiary of Telemig Celular Participações S.A. and a company the shares of which are publicly listed and traded in Brazil but not in the United States. You will receive separate information relating to the tender offer for the common shares of Telemig Celular S.A.

This offer document is intended solely for, and may be used solely by, holders of preferred shares of Telemig Celular Participações S.A. that are U.S. residents and holders of American Depositary Shares representing preferred shares of Telemig Celular Participações S.A. Separate offering materials in Portuguese for holders of Telemig Celular Participações S.A. preferred shares that are not U.S. residents are being published concurrently in Brazil (the “Brazilian Offer Documents”).

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE BRAZILIAN COMISSÃO DE VALORES MOBILIÁROS OR, THE BOLSA DE VALORES DE SÃO PAULO BOVESPA OR ANY STATE SECURITIES COMMISSION, HAS: (A) APPROVED OR DISAPPROVED THE TENDER OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS TENDER OFFER IS NOT SUBJECT TO REGISTRATION WITH THE BRAZILIAN COMISSÃO DE VALORES MOBILIÁROS.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

TCO IP S.A.

Schedule I    Directors and Executive Officers of TCO IP S.A. and Vivo Participações S.A.

i

IMPORTANT INFORMATION

Subject to the terms and conditions described herein, unless TCO IP S.A. extends or terminates the tender offer, to participate in the tender offer, a holder must tender: (1) if a holder of American Depositary Shares electing to tender preferred shares represented by American Depositary Shares through The Bank of New York, as ADS tender agent, no later than 12:00 noon, New York City time on May 9, 2008, and (2) if a holder of preferred shares, no later than 5:00 p.m., New York time, on May 9, 2008.

In accordance with applicable Brazilian regulations, TCO IP S.A. will purchase the preferred shares tendered in the tender offer through an auction on the Bolsa de Valores de São Paulo—BOVESPA that is currently scheduled to occur at 3:00 p.m., New York City time, on May 12, 2008.

You may tender all or a portion of the preferred shares (including preferred shares underlying American Depositary Shares) of Telemig Celular Participações S.A. you hold. Upon the terms and subject to the conditions of the tender offer, TCO IP S.A. will purchase all preferred shares properly and timely tendered and not properly withdrawn up to 7,257,020 preferred shares, subject to proration under certain circumstances described in this Offer to Purchase. To participate in the tender offer, you must follow the instructions in “The Offer—Section 3”.

SUMMARY TERM SHEET

TCO IP S.A. (“TCO IP”), a company controlled by Vivo Participações S.A. and Vivo S.A., both corporations organized under the laws of Brazil, and with Vivo S.A. being wholly-owned by Vivo Participações S.A., is offering to purchase up to 7,257,020 shares of preferred stock, no par value (“preferred shares”), including preferred stock represented by American Depositary Shares (“ADSs”) of Telemig Celular Participações S.A. (“Telemig Holdings” or the “Company”) for R$63.90 per preferred share in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”) and in the related Brazilian Offer Documents. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

The Tender Offer	We hereby offer to purchase up to 7,257,020 preferred shares, including preferred shares represented by ADSs, of Telemig Holdings at a price of R$63.90 per preferred share (for reference, equivalent to approximately U.S.$74.68 per ADS based on (i) one ADS representing two preferred shares and (ii) the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN system at 7:00 p.m., Brasilia time (“PTAX exchange rate”), on April 4, 2008, which was U.S.$1.00 = R$1.711 in cash, net of the stock exchange and settlement fee described in this Offer to Purchase, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and in the related Brazilian Offer Documents. For purposes of determining the number of preferred shares tendered pursuant to the Offer we will aggregate shares tendered pursuant to this document, shares underlying ADSs tendered pursuant to this document and shares tendered pursuant to the related Brazilian Offer Documents. ADS holders tendering through The Bank of New York, as ADS tender agent (the “ADS Tender Agent”), will receive payment in U.S. dollars, which shall also be net of expenses for converting Brazilian reais to U.S. dollars and any fees associated with the cancellation of the ADSs representing preferred shares purchased in the Offer. In the case of tendered ADSs, the Brazilian reais offer price will be converted into U.S. dollars by the ADS Tender Agent’s broker based on the spot market rate available on the date payment is made to the ADS Tender Agent’s broker for preferred shares purchased in the Offer (the “Share Payment Date”).

Conditions	The Offer is not conditioned upon the tender of a minimum number of preferred shares or upon the receipt of any financing. However, our obligation to consummate the purchase of preferred shares in the Offer is subject to the other conditions set forth in “The Offer—Section 12”.

Proration	Depending on the number of preferred shares (including preferred shares represented by ADSs) tendered in the Offer, preferred shares properly and timely tendered and not properly withdrawn may be subject to proration as described in “The Offer—Section 1”.

Expiration Date	Subject to the exceptions and conditions described in this Offer to Purchase, the deadline established by the ADS Tender Agent by which holders who wish to participate in the Offer by tendering ADSs rather than preferred shares must deliver all required documentation to the ADS Tender Agent is 12:00 noon New York City time (the “ADS Tender Deadline”) on May 9, 2008 (such date, as it may be extended by us, the “Tender Offer Expiration Date”) unless extended or earlier terminated. Holders of preferred shares who wish to participate in the Offer directly must register with their brokers, deliver any documents that their brokers require and qualify to participate in the Offer by 5:00 p.m. New York City time (the “Expiration Time”) on the Tender Offer Expiration Date unless the Offer is extended or earlier terminated.

In accordance with applicable Brazilian regulations, the preferred shares (including preferred shares represented by ADSs) tendered in the Offer will be purchased through an auction on the Bolsa de Valores de São Paulo—BOVESPA (the “São Paulo Stock Exchange”) that is currently scheduled to occur at 3:00 p.m., New York City time, (the “Auction Date”), currently scheduled for May 12, 2008. There will be no guaranteed delivery process available to tender preferred shares or ADSs.

Procedures for Participating in the Tender Offer	The procedures for electing to tender your preferred shares differ depending on whether you hold ADSs representing preferred shares of Telemig Holdings or you hold preferred shares directly. You should follow the instructions for your particular circumstances set forth under “The Offer—Section 3”.

Withdrawal

For a withdrawal to be effective, the broker that has been instructed to tender your preferred shares (including the preferred shares underlying your ADSs) in the auction described in “The Offer—Section 2” must withdraw the order to tender those preferred shares before the beginning of the auction on the Auction Date. If a shareholder wishes to withdraw the tender of its preferred shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its preferred shares receives instructions to withdraw the tender of those preferred shares before that time. An ADS holder tendering through the ADS Tender Agent, is entitled to withdraw the order to sell preferred shares underlying ADSs up until the ADS Tender Deadline on the Tender Offer Expiration Date. Please note that if you are an ADS holder and you wish to be able to withdraw up until the beginning of the auction on the Auction Date, you will need to surrender your ADSs to the ADS Tender Agent, withdraw the preferred shares underlying the ADSs and participate directly in the Offer as a holder of preferred shares by following the instructions in “The Offer—Section 3”. ADS holders electing to withdraw the preferred shares underlying their ADSs from the ADS program and participate directly in the Offer as holders of preferred shares must allow sufficient time for the completion of all required steps described in this Offer to Purchase before the Expiration Time, on the Tender Offer Expiration Date. See “The Offer—Section 4”.

For your convenience, please find additional detail on the Offer below in a question and answer format, including additional detail on the procedures for tendering your preferred shares.

Who is offering to buy my securities?

Our name is TCO IP S.A. We are a company controlled by Vivo Participações S.A and Vivo S.A., both corporations organized under the laws of Brazil and with Vivo S.A. being wholly-owned by Vivo Participações S.A. Through its subsidiaries, Vivo Participações is a provider of cellular telecommunications services in Brazil on the A, B and L band frequency in all Brazilian states in addition to the Federal District. Vivo Participações is the new controlling shareholder of Telemig Celular Participações S.A., and it is making the offer thorugh us in connection with a Stock Purchase Agreement, dated as of August 2, 2007, among Telpart Participações S.A. and Vivo Participações S.A., having as intermediary parties, the Company and Tele Norte Celular Participações S.A. (the “Stock Purchase Agreement”), in light of the conclusion of the acquisition of control of Telemig Celular Participações S.A. (and indirectly of Telemig Celular S.A.) in connection with a related voluntary tender offer for up to one-third of the outstanding preferred shares of Telemig Celular S.A. that we and our affiliates do not already own.

What securities are we offering to purchase?

We are offering to purchase up to 7,257,020 shares of preferred stock, no par value, including preferred shares represented by ADSs, of Telemig Holdings held by shareholders other than Vivo Participações and its affiliates. Preferred shares owned by Telpart Participações S.A., representing approximately 4.27% of Telemig Holdings preferred shares, were purchased by Vivo Participações before we launched the Offer. However, this offer document is intended solely for, and may be used solely by, holders of preferred shares of Telemig Holdings that are U.S. residents and holders of ADSs representing preferred shares of Telemig Holdings. Separate offering materials in Portuguese for holders of preferred shares of Telemig Holdings that are not U.S. residents are being published concurrently in Brazil as required under Brazilian law. Separate offering materials in English for U.S. residents who are holders of preferred shares of Telemig Celular S.A. are being published concurrently in the U.S. For purposes of determining the number of Telemig Holdings preferred shares tendered pursuant to the Offer we will aggregate shares tendered pursuant to this document, shares underlying ADSs tendered pursuant to this document and shares tendered pursuant to the Brazilian Offer Documents.

How much are you offering to pay for my securities and what is the form of payment?

We are offering to pay you R$63.90 per preferred share (for reference, equivalent to approximately U.S.$74.68 per ADS based on (i) one ADS representing two preferred shares and (ii) the average of the buy and sell U.S. dollar-Brazilian real PTAX exchange rate of U.S.$1.00 = R$1.711 on April 4, 2008 properly and timely tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, we will pay this purchase price in cash, net of the stock exchange and settlement fee described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose preferred shares are purchased in the Offer and each holder of ADSs representing preferred shares purchased in the Offer must pay a combined fee to the São Paulo Stock Exchange and the Companhia Brasileira de Liquidação e Custódia (the Brazilian Settlement and Custody Company, or “CBLC”) in an amount equal to 0.035% of the purchase price received by that holder.

ADS holders tendering through the ADS Tender Agent will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the Offer. In the case of tendered ADSs, the Brazilian reais offer price will be converted into U.S. dollars by the ADS Tender Agent’s broker based on the spot market rate available on the Share Payment Date. ADS holders should be aware that currency exchange rates in effect at the time of payment of any such cash compensation may be different than exchange rates in effect at the time of the publication of this Offer to Purchase or the time of the completion of the Offer and may therefore affect the U.S. dollar value of such cash compensation.

Will tendered preferred shares be subject to proration?

If more than 7,257,020 preferred shares are validly tendered before the Tender Offer Expiration Date and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 7,257,020 preferred shares on a pro rata basis (with adjustments to avoid purchases of fractional preferred shares) according to the number of preferred shares validly tendered before the Tender Offer Expiration Date and not withdrawn. If not more than 7,257,020 preferred shares are validly tendered before the Tender Offer Expiration Date and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase all preferred shares so tendered and not withdrawn. For purposes of determining proration, we will aggregate the number of shares tendered pursuant to this document, shares underlying ADSs tendered pursuant to this document and shares tendered pursuant to the Brazilian Offer Documents.

How many preferred shares do you own? Do you own any other shares of Telemig Celular Participações?

Our shareholder, Vivo Participações owns 7,258,108 common shares and 969,932 preferred shares of the Company, representing approximately 53.90% of voting capital, 4.27% of non-voting capital and 22.73% of total capital. Vivo Participações currently controls the Company.

How and when did you acquire your Telemig Celular Participações shares?

Vivo Participações acquired all of the common and preferred shares of the Company currently owned by it pursuant to a Stock Purchase Agreement dated as of August 2, 2007 among Telpart Participações S.A. and Vivo Participações S.A., having as intermediary parties Telemig Celular Participações S.A. and Tele Norte Celular Participações S.A.

Are you making any other tender offers for Telemig Celular Participações shares or for shares of any of its subsidiaries?

As a result of our purchase of control of Telemig Celular pursuant to this Stock Purchase Agreement, article 254A of the Brazilian Corporation Law 6,404/76 requires that the purchaser (by itself or through a subsidiary) make a tender offer for all of the common shares of Telemig Celular Participações S.A. and of its subsidiary Telemig Celular S.A., that it does not already own. We are not required to make a tender offer for the preferred shares of these companies; however, concurrently with this tender offer, we are making voluntary tender offers to purchase up to 65 shares of the class B preferred stock, up to 6,923 shares of the class C preferred stock, up to 1,276 shares of the class E preferred stock, up to 4,261 shares of the class F preferred stock, and up to 87,757 shares of the class G preferred stock of Telemig Celular S.A. Neither the common shares of Telemig Holdings nor any of the common or preferred shares of Telemig Celular, S.A. are registered with the U.S. Securities and Exchange Commission (“SEC”) or listed or traded on any U.S. securities exchange.

Is this offer part of a series of related transactions?

Under the Stock Purchase Agreement, Vivo Participações acquired control of both Telemig Celular Participações S.A. and Tele Norte Celular Participações S.A.; however, Vivo Participações later entered into a Stock Purchase Agreement dated as of December 20, 2007 with Telemar Norte Leste S.A. (the “Telemar Stock

Purchase Agreement”), pursuant to which Vivo Participações sold to Telemar Norte Leste S.A. all of the interests in Tele Norte Celular Participações S.A. that it had acquired under the Stock Purchase Agreement on the same day that we acquired those interests from Telpart Participações and for the same price at which they were acquired from Telpart.

Do you have the financial resources to make payment?

Yes. We will need approximately R$464 million plus fees to purchase the preferred shares (including preferred shares represented by ADSs) pursuant to the Offer and to pay related fees and expenses. It is anticipated that all of such funds will be obtained from general corporate funds and/or from borrowings under existing credit facilities of TCO IP or Vivo Participações, the proceeds of which may be used for general corporate purposes. To the extent that TCO IP’s own general corporate funds are not sufficient to purchase the preferred share pursuant to the Offer and pay related fees and expenses, Vivo Participações has agreed to provide TCO IP with sufficient funds from its general corporate funds for such purpose. The Offer is not conditioned upon any financing arrangements.

Is your financial condition relevant to my decision to tender in the Offer?

Because (a) Vivo Participações is a public reporting company under Section 13(a) of the Exchange Act that files annual and interim reports with the SEC, (b) the form of payment consists solely of cash and (c) the Offer is not conditioned upon any financing arrangements, we do not think our financial condition is material to your decision.

Is there an agreement governing the Offer?

No, neither the Stock Purchase Agreement nor any applicable law requires us to make this Offer.

What does Telemig Celular Participações think about the Offer?

Telemig Celular Participações is a Brazilian company and Brazilian law governs the duties and obligations of Telemig Celular Participações’ Board of Directors, and does not impose any fiduciary or other duty or obligation on Telemig Celular Participações or Telemig Celular Participações’ Board of Directors to approve or disapprove the Offer or to make any recommendation in connection with the Offer. Additionally, Vivo Participações controls Telemig Celular Participações’ board of directors. Accordingly, Telemig Celular Participações has neither approved, disapproved nor made any recommendation with respect to this Offer, as it is not required to issue or have an opinion on the Offer under Brazilian laws and we do not expect that it will make any such recommendation.

See “The Offer—Section 7” for more information.

Are there any conditions to the Offer?

Yes, our obligation to consummate the purchase of preferred shares in the Offer is subject to the terms and conditions set forth in this Offer to Purchase, in the related Letter of Transmittal and in the related Brazilian Offer Documents. See “The Offer—Section 12”.

Can the Offer be extended and under what circumstances?

Yes. Subject to applicable rules and regulations of the CVM and SEC, we may extend the Offer at any time and for any reason, including, at the time the Offer is scheduled to expire (including at the end of an earlier extension), (i) if any condition to the Offer has not been satisfied or waived, until such conditions are satisfied or waived, or (ii) for any period required by the CVM or SEC or applicable law.

During any extension of the Offer, all preferred shares (including preferred shares represented by ADSs) previously tendered and not withdrawn will remain subject to the terms of the Offer, including the right of a tendering holder to withdraw its preferred shares from the Offer. See “The Offer—Section 1”.

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform the ADS Tender Agent of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the business day after the previously scheduled Tender Offer Expiration Date, as required under the Exchange Act.

How do I tender the preferred shares underlying my ADSs?

An ADS holder may tender the preferred shares underlying its ADSs through the ADS Tender Agent, no later than the ADS Tender Deadline, on the Tender Offer Expiration Date, in accordance with the instructions set forth in “The Offer—Section 3” and the accompanying Letter of Transmittal. The ADS Tender Agent will then contact a broker authorized to conduct trades on the São Paulo Stock Exchange to tender the preferred shares underlying the ADSs in the auction, as described in “The Offer—Section 2” and if such preferred shares are accepted for purchase in the auction, those ADSs will be cancelled.

After purchase by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in this Offer to Purchase) the reais price paid for shares tendered will be credited to the ADS Tender Agent’s broker (the “Broker”) three Brazilian business days after the Auction Date. On the same day it receives this amount, the Broker will convert the aggregate reais purchase price into U.S. dollars based on the spot market rate on the Share Payment Date for delivery of dollars two U.S. business days thereafter. The Broker will transfer to the ADS Tender Agent the U.S. dollar proceeds to pay for the ADSs purchased in the auction. The payment to holders of ADSs will be based on the spot market rate in effect on the day payment is made to the Brazilian holders. After receipt of payment of the consideration for purchased preferred shares and returning to ADS holders any tendered ADSs not purchased due to proration, the ADS Tender Agent will make payment to the applicable holders of ADSs, minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the Offer, (2) the combined fee of 0.035% of the purchase price, payable to the São Paulo Stock Exchange and CBLC, as described in “The Offer—Section 1” and (3) the holder’s pro rata portion of the fee or commission charged by the Broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the Offer. Because the purchase price will be paid in Brazilian reais, ADS holders will also pay the expenses for converting Brazilian reais to U.S. dollars. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the Offer.

As an alternative to tendering the preferred shares underlying its ADSs through the ADS Tender Agent, an ADS holder may also surrender its ADSs, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the Offer as a holder of preferred shares. The ADS holder would surrender to The Bank of New York, as depositary (the “Depositary”), the ADSs representing preferred shares that it wishes to tender, pay a fee to the Depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of those ADSs and pay any taxes or governmental charges payable in connection with its withdrawal of the preferred shares from the ADS program. If an ADS holder surrenders ADSs and receives preferred shares, the preferred shares so received will be registered at CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00, as amended, of the Brazilian Conselho Monetário Nacional (the “National Monetary Council”). After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the preferred shares on its behalf in the same manner as any other direct holder of preferred shares registered at CBLC. The holder will need to take these steps in sufficient time to allow its Brazilian representative to qualify the holder to participate in the Offer no later than the Expiration Time on the Tender Offer Expiration Date in the manner described in this Offer to Purchase.

A beneficial owner of ADSs registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the Offer.

See “The Offer—Section 3”.

How do I tender my preferred shares directly?

If you hold preferred shares directly, to participate in the Offer, you must, no later than the Expiration Time, on the Tender Offer Expiration Date, (1) contact and register with a broker authorized to conduct trades on the São Paulo Stock Exchange, (2) present certain required documentation and (3) ask the broker to tender your preferred shares in the auction on your behalf. To tender your preferred shares, your broker must, no later than 11:00 a.m., New York City time, on the Auction Date, present a sell order on your behalf through the São Paulo Stock Exchange electronic trading system. If you have invested in preferred shares of Telemig Holdings under Resolution No. 2,689/00 of the National Monetary Council (which are registered at CBLC), you should ask your Brazilian representative for purposes of Resolution No. 2,689/00 to contact such a broker on your behalf. Preferred shares held through ABN Amro Real, Telemig Holdings’ transfer agent, are not registered at CBLC. Holders of preferred shares held through ABN Amro Real should therefore ask the broker they contact to request the transfer of their preferred shares to the custody of CBLC in order to enable the broker to tender the preferred shares in the auction on their behalf. It is your responsibility to contact and register with a broker sufficiently in advance of the Expiration Time, on the Tender Offer Expiration Date, to ensure that ABN Amro Real can transfer your preferred shares to the custody of CBLC before the Expiration Time, on the Tender Offer Expiration Date.

Any holder that does not know whether it holds its preferred shares through CBLC or ABN Amro Real should ask its custodian, representative, broker or other nominee.

A beneficial owner of preferred shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the Offer.

See “The Offer—Section 3”.

What do I do if I am a holder of ADSs of the Telebras HOLDRs Facility basket security (“TBH ADSs”)?

If you hold TBH ADSs you have an indirect interest in ADSs representing Telemig Holdings preferred shares. The deposit agreement pursuant to which your TBH ADSs were issued gives you certain rights in the event of a tender offer for one of the securities represented by the TBH ADSs. Pursuant to that deposit agreement, The Bank of New York has advised us that it intends to distribute to holders of TBH ADSs the Telemig ADSs represented by their TBH ADSs as soon as practicable after commencement of the Offer. When you receive those Telemig ADSs, you may tender those ADSs or the preferred shares, as described in this Offer to Purchase.

Until what time can I withdraw tendered preferred shares and how do I do so?

If you hold preferred shares directly, you or your representative in Brazil must contact the broker that you instructed to tender preferred shares in the auction on your behalf in sufficient time to enable the broker to withdraw the order to sell your preferred shares before the beginning of the auction on the Auction Date and must provide any documentation required by the broker.

If you are an ADS holder tendering the preferred shares underlying your ADSs through the ADS Tender Agent, your signed written notice of withdrawal, or an originally signed facsimile of one, with the required information, must be received by the ADS Tender Agent no later than the ADS Tender Deadline, on the Tender Offer Expiration Date. If we have not by June 7, 2008, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment.

Please note that if you are an ADS holder and you wish to be able to withdraw until the beginning of the auction on the Auction Date, you must surrender your ADSs to the Depositary, withdraw the preferred shares underlying your ADSs from the ADS program and participate directly in the Offer as a holder of preferred shares, as set forth above under “How do I tender the preferred shares underlying my ADSs?” ADS holders electing to withdraw the preferred shares underlying their ADSs from the ADS program and participate directly in the Offer as holders of preferred shares must allow sufficient time for the completion of all required steps described in this Offer to Purchase by the Expiration Time, on the Tender Offer Expiration Date.

See “The Offer—Section 4”.

When and how will I be paid for my tendered preferred shares?

The preferred shares that we purchase in the Offer will be purchased through an auction on the São Paulo Stock Exchange that is scheduled to occur at 3:00 p.m., New York City time, on the Auction Date.

After purchase by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in this Offer to Purchase) the reais price paid for shares tendered will be credited to the Broker three Brazilian business days after the Auction Date. On the same day it receives this amount, the Broker will convert the aggregate reais purchase price into U.S. dollars based on the spot price on the Share Payment Date for delivery of dollars two U.S. business days thereafter. The Broker will transfer to the ADS Tender Agent the U.S. dollar proceeds to pay for the ADSs purchased in the auction. The payment to holders of ADSs will be based on the spot market rate in effect on the day payment is made to the Brazilian holders. After receipt of payment of the consideration for purchased preferred shares and returning to ADS holders any tendered ADSs not purchased due to proration, the ADS Tender Agent will make payment to the applicable holders of ADSs, minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the Offer, (2) the combined fee of 0.035% of the purchase price, payable to the São Paulo Stock Exchange and CBLC, as described in “The Offer—Section 1” and (3) the holder’s pro rata portion of the fee or commission charged by the ADS Tender Agent’s broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the Offer. Because the purchase price will be paid in Brazilian reais, ADS holders will also pay the expenses for converting Brazilian reais to U.S. dollars. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the Offer.

Will I have to pay fees or brokerage commissions if I tender my preferred shares?

Each shareholder that tenders preferred shares directly must pay a combined fee to the São Paulo Stock Exchange and CBLC in an amount equal to 0.035% of the purchase price received by that holder. In addition, the broker that tenders shares on behalf of a shareholder in the auction may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. See Introduction.

If you are an ADS holder participating in the Offer through the ADS Tender Agent, you will pay (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the Offer, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC described above and (3) your pro rata portion of the fee or commission charged by the ADS

Tender Agent’s broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the Offer. Because the purchase price will be paid in Brazilian reais, you will also pay the expenses for converting Brazilian reais to U.S. dollars. These fees and expenses will be deducted from the proceeds received by the holder. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the Offer.

If you are an ADS holder and elect to surrender your ADSs to the Depositary, withdraw the preferred shares underlying your ADSs from the ADS program and participate directly in the Offer as a holder of preferred shares, you will pay (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs you surrender, (2) the combined fee of 0.035% of the purchase price payable to the São Paulo Stock Exchange and CBLC described above and (3) any fee or commission charged by your broker. In addition, you must pay any taxes or governmental charges payable in connection with the cancellation of your ADSs.

If I decide not to tender, how will the Offer affect my preferred shares?

Our purchase of preferred shares (including preferred shares represented by ADSs) in this Offer may reduce the number of preferred shares and ADSs that would be publicly traded and may reduce the number of holders of preferred shares and ADSs. Certain reductions on the number of shares in publicly traded preferred shares and ADSs and in the numbers of holders thereof may adversely affect the liquidity, marketability and market value of the preferred shares and the ADSs. However, in view of the fact that we are offering to purchase only up to 7,257,020 shares (or approximately 33.33% of the outstanding preferred shares not owned by us), we do not expect our purchase of preferred shares in the Offer to affect the listing of the ADSs on the New York Stock Exchange, the listing of the preferred shares on BOVESPA or the obligations of the Company to make periodic filings under the Exchange Act.

What is the market value of the preferred shares and ADSs as of a recent date?

On August 1, 2007, the last full trading day before we announced the Offer, the closing price of the preferred shares on the São Paulo Stock Exchange was R$52.30 per preferred share and the closing price of the ADSs on the NYSE was $56.01 per ADS. Between August 1, 2007 and April 4, 2008, the closing price of a share of Telemig Holdings preferred stock ranged between R$52.30 and R$53.59, and on April 4, 2008, the price of a share of Telemig Holdings preferred stock was R$53.59. Between August 1, 2007 and April 4, 2008, the closing price of a share of Telemig Holdings ADSs ranged between $56.01 and $62.60, and on April 4, 2008, the price of a share of Telemig Holdings ADS was $62.60. You should obtain current market quotations for preferred shares and ADSs of Telemig Holdings in deciding whether to tender your shares.

If I sell my preferred shares or ADSs at the Offer price, will I receive a premium over the recent market prices for the preferred shares and ADSs?

Yes. The Offer price represents a premium of approximately 22% over the closing market price for preferred shares on the São Paulo Stock Exchange and approximately 33% over the closing market price for ADSs representing preferred shares on the NYSE on August 1, 2007, the last trading day before our public announcement of the Offer. The Offer price also represents a premium of approximately 25% for preferred shares and approximately 25% for ADSs of Telemig Holdings over the weighted average trading prices for the 30 Brazilian trading days ending on August 1, 2007, inclusive, the last trading day before announcement of the Offer.

Who can I talk to if I have questions about the Offer?

You can call MacKenzie Partners, Inc., the U.S. Information Agent for the Offer, at (800) 322-2885 (toll free) or BES Securities do Brasil S.A. Corretora de Câmbio e Valores Mobiliários, as Brazil Information Agent for the Offer, at +55 11 3074 7326 (call collect).

To the Holders of Preferred Shares of Telemig Celular Participações S.A. and American Depositary Shares Representing Preferred Shares of Telemig Celular Participações S.A.:

INTRODUCTION

TCO IP S.A. (“TCO IP”), a company controlled by Vivo Participações S.A. and Vivo S.A., both corporations organized under the laws of Brazil, and with Vivo S.A. being wholly-owned by Vivo Participações is offering to purchase for cash up to 7,257,020 preferred shares, no par value (“preferred shares”), including preferred shares represented by American Depositary Shares ( the “ADSs”), of Telemig Celular Participações S.A., a corporation organized under the laws of Brazil (“Telemig Holdings” or the “Company”) at a price of R$63.90 per preferred share (for reference, equivalent to approximately U.S.$74.68 per ADS based on (i) one ADS representing two preferred shares and (ii) the average of the buy and sell U.S. dollar-Brazilian real exchange rates included under transaction “PTAX 800, Option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN System at 7:00 p.m., Brasilia time (the “PTAX Exchange Rate”) on April 4, 2008, which was U.S.$1.00 = R$1.711) in cash net of the stock exchange and settlement fee described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”) and in the related separate offering materials in Portuguese for holders of shares that are not U.S. residents which are being published concurrently in Brazil (the “Brazilian Offer Documents”). For purposes of determining the number of preferred shares tendered pursuant to the Offer we will aggregate shares tendered pursuant to this offer document, shares underlying ADSs tendered pursuant to this document and shares tendered pursuant to the Brazilian Offer Documents. ADS holders tendering through The Bank of New York, as ADS tender agent (the “ADS Tender Agent”), will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the Offer. In the case of tendered ADSs, the Brazilian reais offer price will be converted into U.S. dollars by the ADS Tender Agent’s broker based on the spot market rate available on the date payment is made to the ADS Tender Agent’s broker for preferred shares purchased in the Offer (the “Share Payment Date”). In addition, you will have to pay any applicable transfer taxes on the sale of preferred shares pursuant to the Offer, as set forth in Instruction 6 of the Letter of Transmittal. We will pay all charges and expenses of the ADS Tender Agent (except those discussed above), MacKenzie Partners, Inc. (the “U.S. Information Agent”) and BES Securities do Brasil S.A. Corretora de Câmbio e Valores Mobiliários, (the “Brazil Information Agent”) incurred in connection with the Offer. See “The Offer—Section 14”.

The Offer is made in light of the conclusion of the acquisition of control of Telemig Celular Participações S.A. (and indirectly of Telemig Celular S.A.) pursuant to a Stock Purchase Agreement dated as of August 2, 2007 among Telpart Participações S.A. and Vivo Participações S.A. (“Vivo Participações”) having as intermediary parties Telemig Celular Participações S.A. and Tele Norte Celular Participações S.A. (the “Stock Purchase Agreement”). Under the Stock Purchase Agreement, our affiliate, Vivo Participações, acquired control of Telemig Celular Participações S.A. and Tele Norte Celular Participações S.A. and secured indirect control over their respective subsidiaries, Telemig Celular S.A. and Amazônia Celular S.A. In connection with the Stock Purchase Agreement, we entered into the related Telemar Stock Purchase Agreement on December 20, 2007, pursuant to which Vivo Participações sold to Telemar Norte Leste S.A. all of its interests in Tele Norte Celular Participações S.A. that it had acquired under the Stock Purchase Agreement immediately upon the acquisition thereof. Concurrently with this tender offer, we are making a voluntary tender offer to purchase up to one-third of the outstanding preferred shares that we and our affiliates do not already own of every class of preferred stock of Telemig Celular S.A. These tender offers are voluntary because Brazilian law does not require them. As a result of its purchase of control of Tele Norte Celular Participações S.A. pursuant to the Telemar Stock Purchase Agreement, Telemar Norte Leste S.A. has announced that it will also make concurrent voluntary tender offers to purchase all of the outstanding preferred shares that it does not already own of every class of preferred stock of Tele Norte Celular Participações S.A. and Amazônia Celular S.A. See “The Offer—Section 11”.

The Board of Directors of Telemig Celular Participações S.A. has not made any recommendation with respect to this tender offer because (1) this tender offer constitutes a voluntary tender offer for its shareholders under Brazilian law and applicable Brazilian laws do not require the board to take a position on the tender offer and (2) Vivo Participações S.A. controls the Telemig Celular Participações S.A. board of directors.

Subject to the exceptions and conditions described in this Offer to Purchase, the deadline established by the ADS Tender Agent by which holders who wish to participate in the Offer by tendering ADSs rather than preferred shares must deliver all required documentation to the ADS Tender Agent is 12:00 noon New York City time (the “ADS Tender Deadline”) on May 9, 2008 (such date, as it may be extended by us, the “Tender Offer Expiration Date”) unless extended or earlier terminated. Holders of preferred shares who wish to participate in the Offer directly must register with their brokers, deliver any documents that their brokers require and qualify to participate in the Offer by 5:00 p.m. New York City time (the “Expiration Time”) on the Tender Offer Expiration Date unless the Offer is extended or earlier terminated. In accordance with applicable Brazilian regulations, the preferred shares tendered in the Offer will be purchased through an auction on the Bolsa de Valores de São Paulo BOVESPA (the “São Paulo Stock Exchange”) that is currently scheduled to occur at 3:00 p.m., New York City time on May 12, 2008 (the “Auction Date”).

Each shareholder that tenders preferred shares in the Offer and each ADS holder for whom the ADS Tender Agent’s broker tenders preferred shares underlying ADSs will be required to pay a combined fee to the São Paulo Stock Exchange and the Companhia Brasileira de Liquidação e Custódia (the “Brazilian Settlement and Custody Company”, or “CBLC”) in an amount equal to 0.035% of the purchase price received by that holder. This fee will be deducted from the proceeds received by that holder.

A beneficial owner that has preferred shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender preferred shares and may be charged a fee or commission by that person for tendering preferred shares in the Offer. In addition, the broker that tenders shares on behalf of any shareholder in the auction, as described in “The Offer—Section 2” may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. ADS holders participating in the Offer by tendering the preferred shares underlying their ADSs through the ADS Tender Agent must pay the fees, taxes and charges described in “The Offer—Section 1”.

The purchase price received by holders of preferred shares or ADSs participating in the Offer may be subject to applicable Brazilian withholding taxes. See “The Offer—Section 5”.

The Offer is not conditioned on any minimum number of preferred shares being tendered. The Offer is, however, subject to other conditions. See “The Offer—Section 12”. Depending on the number of preferred shares tendered by the Expiration Time, on the Tender Offer Expiration Date, preferred shares properly and timely tendered and not withdrawn may be subject to proration. For purposes of determining proration, we will aggregate the number of shares tendered pursuant to this document, shares underlying ADSs tendered pursuant to this document and shares tendered pursuant to the Brazilian Offer Documents as described in “The Offer—Section 1”.

If the Company Board declares a regular cash dividend or interest on stockholders’ equity at any time up until the Share Payment Date, stockholders of record (including holders of preferred shares represented by ADSs) as of the date of declaration will be entitled to receive such dividend or interest, regardless of whether or when their preferred shares are tendered or purchased pursuant to the Offer.

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain forward-looking statements. Our representatives and we may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about our intent, beliefs or current expectations concerning our plans with respect to the Offer and our actions after its completion or termination, are forward-looking statements. The words “anticipates,” “believes,” “estimates”, “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “targets” and other similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including, but not limited to, the satisfaction of the conditions to the Offer, general economic, capital market and business conditions, competitive factors and general industry trends in the telecommunications industry, changes in government regulation and tax law requirements and our ability to successfully execute our business strategy with respect to the Company after the completion of the Offer.

Our forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect new information or future developments. You should not place undue reliance on forward-looking statements contained in this Offer to Purchase.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1. Terms of the Offer. Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for up to 7,257,020 preferred shares (including preferred shares represented by American Depositary Shares (“ADSs”) of Telemig Celular Participações S.A., a corporation organized under the laws of Brazil (“Telemig Holdings” or the “Company”), that are validly tendered before the Tender Offer Expiration Date (as defined below) and not withdrawn, at a price of R$63.90 per preferred share (for reference, equivalent to approximately U.S.$74.68 per ADS based on (i) one ADS representing two preferred shares and (ii) the average buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil (the “Central Bank”) through the SISBACEN system at 7:00 p.m., Brasilia time (“PTAX exchange rate”), on April 4, 2008, which was U.S.$1.00 = R$1.711 in cash, net of the stock exchange and settlement fee described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose shares (including preferred shares represented by ADSs) are purchased in the Offer must pay a combined fee to the Bolsa de Valores de São Paulo BOVESPA (the “São Paulo Stock Exchange”) and the Companhia Brasileira de Liquidacão e Custódia (the Brazilian Settlement and Custody Company, or “CBLC”) in an amount equal to 0.035% of the purchase price received by that holder. This fee will be deducted from the proceeds received by that holder. For purposes of determining the number of preferred shares tendered pursuant to the Offer we will aggregate shares tendered pursuant to this document, shares underlying ADSs tendered pursuant to this document and shares tendered pursuant to the separate offering materials in Portuguese for holders of shares that are not U.S. residents published concurrently in Brazil (the “Brazilian Offer Documents”). ADS holders tendering through The Bank of New York, as ADS tender agent (the “ADS Tender Agent”), will receive payment in U.S. dollars, net of expenses for converting Brazilian reais to U.S. dollars and fees associated with the cancellation of the ADSs representing preferred shares purchased in the Offer. In the case of tendered ADSs, the Brazilian reais offer price will be converted into U.S. dollars by the ADS Tender Agent’s broker based on the spot market rate available on the date payment is made to the ADS Tender Agent’s broker for preferred shares purchased in the Offer (the “Share Payment Date”). Subject to the terms and conditions described herein, unless the Offer is extended or earlier terminated, to participate in the Offer, a holder must tender: (1) if a holder of ADSs electing to tender preferred shares through the ADS Tender Agent, no later than 12:00 noon, New York City time (the “ADS Tender Deadline”), on May 9, 2008 (such date, as it may be extended by us, the “Tender Offer Expiration Date”), and (2) if a holder of preferred shares tendering directly, no later than 5:00 p.m., New York City time (the “Expiration Time”), on the Tender Offer Expiration Date. In accordance with applicable Brazilian regulations, the preferred shares tendered in the Offer will be purchased through an auction on the São Paulo Stock Exchange that is currently scheduled to occur at 3:00 p.m., New York City time, one Brazilian business day after the Tender Offer Expiration Date (the “Auction Date”).

If more than 7,257,020 preferred shares are validly tendered on or before the Tender Offer Expiration Date and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase 7,257,020 preferred shares on a pro rata basis (with adjustments to avoid purchases of fractional preferred shares) according to the number of preferred shares validly tendered on or before the Tender Offer Expiration Date and not withdrawn. If not more than 7,257,020 preferred shares are validly tendered on or before the Tender Offer Expiration Date and not withdrawn, we will, upon the terms and subject to the conditions of the Offer, purchase all preferred shares so tendered and not withdrawn. For purposes of determining proration, we will aggregate the number of shares tendered pursuant to this offer document, shares underlying ADSs tendered pursuant to this document and shares tendered pursuant to the Brazilian Offer Documents. In the event that proration of tendered preferred shares is required, we will announce the final results of such proration and the proration factor through a press release one Brazilian business day after the Share Payment Date.

The Offer is subject to the conditions set forth in “The Offer—Section 12”. If any such condition is not satisfied, we may terminate the Offer and return all tendered preferred shares; extend the Offer and, subject to withdrawal rights as set forth in “The Offer—Section 4”, retain all such preferred shares until the expiration of the Offer as so extended; waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all preferred shares validly tendered on or before the Tender Offer Expiration Date and not withdrawn; or delay acceptance for payment or payment for preferred shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. We have the right to extend the Offer, (i) from time to time if, at the Tender Offer Expiration Date, any condition to the Offer has not been satisfied or waived, until such conditions are satisfied or waived, and (ii) for any period required by the U.S. Securities and Exchange Commission (“SEC”) or applicable law. We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer.

If we increase by more than 2% of the outstanding preferred shares or decrease the percentage of preferred shares being sought or increase or decrease the consideration to be paid for preferred shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days and to the extent permitted under applicable Brazilian laws and regulations. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer and to the extent permitted under applicable Brazilian laws and regulations. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time. “Brazilian business day” means any day on which the São Paulo Stock Exchange is open for trading.

If we extend the Offer, are delayed in accepting for payment or paying for preferred shares or are unable to accept for payment or pay for preferred shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the ADS Tender Agent may, on our behalf, retain all preferred shares tendered, and such preferred shares may not be withdrawn except as provided in “The Offer—Section 4”. Our reservation of the right to delay acceptance for payment of or payment for preferred shares is subject to the applicable Brazilian and U.S. securities laws, which require that we pay the consideration offered or return the preferred shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Tender Offer Expiration Date.

Brazilian law does not provide for a subsequent offering period and therefore there will be no subsequent offering period in connection with this Offer.

The Company has provided us with its stockholder list, the list of record holders of ADSs and security position listings for the purpose of disseminating the Offer to holders of preferred shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of preferred shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of preferred shares.

2. Acceptance for Payment and Payment. Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all preferred shares (including preferred shares represented by ADSs) validly tendered before the Tender Offer Expiration Date and not withdrawn promptly after the later of the Tender Offer Expiration Date and the satisfaction or waiver of all conditions set forth in “The Offer—Section 12” relating to governmental or regulatory approvals. In addition, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for the preferred shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals. For a description of our right to terminate the Offer and not accept for payment or pay for the preferred shares or to delay acceptance for payment or payment for preferred shares, see “The Offer—Section 12”. If we increase the consideration to be paid for the preferred shares pursuant to the Offer, we will pay such increased consideration for all the preferred shares purchased pursuant to the Offer.

The preferred shares (including preferred shares represented by ADSs) tendered in the Offer will be purchased through an auction on the São Paulo Stock Exchange, subject to proration under certain circumstances described in this Offer to Purchase. The auction is currently scheduled to occur at 3:00 p.m., New York City time, on the Auction Date.

Sell orders from brokers tendering preferred shares on behalf of tendering shareholders, including the ADS Tender Agent’s broker tendering preferred shares underlying ADSs on behalf of ADS holders participating in the Offer, must be submitted no later than 11:00 a.m., New York City time, on the Auction Date through the São Paulo Stock Exchange’s Megabolsa electronic trading system using the code “TMCP4L” for the preferred shares. Sell orders for tendered preferred shares that have not been withdrawn before the beginning of the auction on the Auction Date or, in the case of ADSs, before the ADS Tender Deadline, on the Tender Offer Expiration Date, will be deemed accepted for purchase, subject to the proration provisions described in “The Offer—Section 1” and may not be withdrawn. All preferred shares (including preferred shares represented by ADSs) purchased by us in the Offer will be acquired through buy orders at the price set forth in this Offer to Purchase presented by BES Securities do Brasil S.A. Corretora de Câmbio e Valores Mobiliários (the “Intermediary Agent”) our intermediary agent for the Offer. The Intermediary Agent guarantees the settlement of the Offer, except with respect to a competing offer from a third party, as described below.

Under the rules of the CVM, a third party is permitted to commence a competing tender offer for all or a portion of the preferred shares subject to this Offer, so long as the competing offeror offers a price at least five percent greater than the price for that class offered in this Offer to Purchase and complies with other provisions of applicable Brazilian law, including the registration of the competing tender offer with the CVM and the publication of offering materials in Brazil. In such an event, the auction may be postponed or shareholders may be required to take such additional actions to participate in the tender offer as may be announced by us. In the event of such a competing offer, we may, subject to Brazilian law and CVM regulations as well as the Exchange Act and the rules and regulations thereunder (including without limitation, the requirement under Rule 14e-1 that we extend the Offer if we increase the consideration offered), submit a higher counteroffer for the shares sought by the competing offeror. In the event that the date of the auction is extended or we otherwise modify the terms of the Offer, we will make an announcement of that fact in the manner described in “The Offer—Section 1”.

After purchase by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in this Offer to Purchase) the reais price paid for shares tendered will be credited to the ADS Tender Agent’s broker (the “Broker”) three Brazilian business days after the Auction Date. On the same day it receives this amount, the broker will convert the aggregate reais purchase price into U.S. dollars based on the spot price on the Share Payment Date for delivery of dollars two U.S. business days thereafter. The Broker will transfer to the ADS Tender Agent the U.S. dollar proceeds to pay for the ADSs purchased in the auction. The payment to holders of ADSs will be based on the spot market rate in effect on the day payment is made to the Brazilian holders. After receipt of payment of the consideration for purchased preferred shares and returning to ADS holders any tendered ADSs not purchased due to proration, the ADS Tender Agent will make payment to the applicable holders of ADSs, minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the Offer, (2) the combined fee of 0.035% of the purchase price, payable to the São Paulo Stock Exchange and CBLC, as described in “The Offer—Section 1” and (3) the holder’s pro rata portion of the fee or commission charged by the ADS Tender Agent’s broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the Offer. Because the purchase price will be paid in Brazilian reais, ADS holders will also pay the expenses for converting Brazilian reais to U.S. dollars. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the Offer. See “The Offer—Section 1”. In all cases, payment for ADSs accepted for payment pursuant to the Offer will be made only after timely receipt by the ADS Tender Agent of (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents and (b) American Depositary Receipts (“ADRs”) evidencing the ADSs to be tendered or delivery of such ADSs pursuant to the procedures for book-entry transfer described in “The Offer—Section 3” (and a confirmation of such delivery if the tendering holder has not delivered a Letter of Transmittal). For a description of the procedure for tendering ADSs pursuant to the Offer, see “The Offer—Section 3”. Accordingly, payment may be made to tendering stockholders at different times if delivery of the ADSs and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for preferred shares pursuant to the Offer, regardless of any delay in making such payment.

To the extent permitted by applicable Brazilian and U.S. securities laws, we reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates the right to purchase preferred shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for preferred shares validly tendered and accepted for payment.

If any tendered preferred shares (including preferred shares represented by ADSs) are not purchased pursuant to the Offer for any reason, or if ADRs or preferred shares are submitted for more preferred shares than are tendered, ADRs or preferred shares for such unpurchased or untendered preferred shares will be returned (or, in the case of preferred shares tendered by book-entry transfer, such preferred shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

3. Procedure for Tendering Preferred Shares.

To tender preferred shares in the Offer, a holder must tender no later than the dates indicated below. The steps a holder must follow in order to tender differ according to whether it holds ADSs representing preferred shares or it holds preferred shares directly.

Subject to the exceptions and conditions described herein, unless the Offer is extended or earlier terminated, to participate in the Offer, a holder must tender:

(1)	if a holder of ADSs electing to tender preferred shares represented by ADSs through the ADS Tender Agent, no later than 12:00 noon, New York City time, on the Tender Offer Expiration Date, and

(2)	if a holder of preferred shares, no later than 5:00 p.m. New York City time, on the Tender Offer Expiration Date.

In accordance with applicable Brazilian regulations, the preferred shares (including preferred shares represented by ADSs) tendered in the Offer will be purchased through an auction on the São Paulo Stock Exchange that is currently scheduled to occur at 3:00 p.m. New York City time on May 12, 2008. If we extend the Auction Date, we will also extend the Tender Offer Expiration Date. See “The Offer—Section 1” for information about participating in the Offer. On the Auction Date, brokers acting on behalf of holders that wish to participate in the Offer will present sell orders for the applicable shares in the auction, as described in “The Offer—Section 2”.

We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of preferred shares (including preferred shares represented by ADSs), and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of preferred shares (including preferred shares represented by ADSs) that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of preferred shares (including preferred shares represented by ADSs). None of TCO IP, Vivo Participações, the ADS Tender Agent, the Brazil Information Agent, the U.S. Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

All preferred shares (including preferred shares represented by ADSs) to be sold by shareholders that accept the Offer shall be fully owned, free and clear of any lien, burden or any other form of encumbrance that would prevent a risk-free transfer of any nature, as a condition to their acquisition in the context of the tender offer.

Holders of ADSs.

Tender of Preferred Shares Represented by ADSs through the ADS Tender Agent.

If a holder of ADSs wishes to participate in the Offer, the holder may tender the preferred shares underlying its ADSs through the ADS Tender Agent, no later than the ADS Tender Deadline, on the Tender Offer Expiration Date, in accordance with the instructions set forth below and in the accompanying Letter of Transmittal. The ADS Tender Agent will then contact a broker authorized to conduct trades on the São Paulo Stock Exchange to tender the preferred shares underlying the ADSs in the auction, and if such preferred shares are accepted for purchase in the auction, those ADSs will be cancelled so that the underlying preferred shares may be sold. There is no separate Offer being made in the United States to acquire ADSs.

For any holder of ADSs that wishes to tender the preferred shares underlying its ADSs through the ADS Tender Agent, such ADS Tender Agent must, no later than the ADS Tender Deadline, on the Tender Offer Expiration Date, either (i) receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or an originally signed facsimile thereof) and any other documents required by the Letter of Transmittal and (b) American Depositary Receipts evidencing the ADSs to be tendered or delivery of such ADSs pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below) if the tendering holder has not delivered a Letter of Transmittal).

The method of delivery of preferred shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and delivery will be deemed made only when actually received by the ADS Tender Agent. If ADRs are sent by mail, we recommend registered mail with return receipt requested, properly insured. Please consult with DTC for procedures ad deadlines for delivery of preferred shares through the Book-Entry Transfer Facility.

The tender of ADSs pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the ADSs being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such ADSs complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the ADSs tendered, as specified in the Letter of Transmittal. Our acceptance for payment of ADSs tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such ADSs, upon the terms and subject to the conditions of the Offer.

The ADS Tender Agent will establish an account with respect to the ADSs for purposes of the Offer at The Depository Trust Company (“DTC” or the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry

Transfer Facility may deliver ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the ADS Tender Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ADSs may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the ADS Tender Deadline on the Tender Offer Expiration Date. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the ADS Tender Agent. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the ADS Tender Agent and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the ADSs that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the ADSs tendered therewith and such holder has not completed the box entitled “Special Payment Instructions”.on the Letter of Transmittal or (ii) such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

No alternative, conditional or contingent tenders will be accepted, and no number of preferred shares that would represent a fractional ADS will be purchased. By executing the Letter of Transmittal, all tendering ADS holders waive any right to receive any notice of the acceptance of the preferred shares underlying their ADSs for purchase.

After purchase by us of the preferred shares underlying the ADSs tendered through the ADS Tender Agent (subject to any pro rata reduction of the preferred shares purchased as described in this Offer to Purchase) the reais price paid for shares tendered will be credited to the ADS Tender Agent’s broker three Brazilian business days after the Auction Date. On the same day it receives this amount, the Broker will convert the aggregate reais purchase price into U.S. dollars based on the spot price on the Share Payment Date for delivery of dollars two U.S. business days thereafter. The Broker will transfer to the ADS Tender Agent the U.S. dollar proceeds to pay for the ADSs purchased in the auction. The payment to holders of ADSs will be based on the spot market rate in effect on the day payment is made to the Brazilian holders. After receipt of payment of the consideration for purchased preferred shares and returning to ADS holders any tendered ADSs not purchased due to proration, the ADS Tender Agent will make payment to the applicable holders of ADSs, minus (1) a fee of up to U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the Offer, (2) the combined fee of 0.035% of the purchase price, payable to the São Paulo Stock Exchange and CBLC, as described in “The Offer—Section 1” and (3) the holder’s pro rata portion of the fee or commission charged by the ADS Tender Agent’s broker to tender preferred shares underlying ADSs on behalf of ADS holders participating in the Offer. Because the purchase price will be paid in Brazilian reais, ADS holders will also pay the expenses for converting Brazilian reais to U.S. dollars. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of the ADSs representing preferred shares purchased in the Offer.

If the preferred shares underlying a holders ADSs are not accepted for purchase for any reason (including, without limitation, any pro rata reduction of preferred shares accepted for purchase in the Offer as described in “The Offer—Section 1”), ADRs evidencing those ADSs will be returned as promptly as practicable following the expiration or termination of the Offer or the proper withdrawal of the preferred shares underlying the ADSs, as applicable, or, in the case of ADSs transferred through DTC, the unpurchased ADSs will be credited to the account at DTC from which they were transferred as soon as practicable after the expiration or termination of the Offer or the proper withdrawal of the preferred shares underlying the ADSs, as applicable.

A tender of preferred shares underlying ADSs through the ADS Tender Agent can be made only by the holder of record of the ADSs. Any beneficial owner of ADSs that wishes to participate in the Offer must instruct the broker, dealer, commercial bank, trust company or other nominee that is the record holder of those ADSs to tender the ADSs by completing, executing, detaching and returning to that broker, dealer, commercial bank, trust company or other nominee the accompanying instruction form. If a beneficial owner authorizes the tender of the preferred shares underlying its ADSs, all the preferred shares underlying the ADSs will be tendered unless otherwise specified in the instruction form. The instruction form must be forwarded to that broker, dealer, commercial bank, trust company or other nominee in ample time to permit that nominee to tender the preferred shares underlying the ADSs through the ADS Tender Agent on the beneficial owner’s behalf before the ADS Tender Deadline, on the Tender Offer Expiration Date.

Under the U.S. federal income tax laws, the ADS Tender Agent will be required to withhold 28% (or such other rate specified by the Internal Revenue Code of 1986, as amended) of the amount of any payments made pursuant to the Offer unless you provide the ADS Tender Agent with your correct taxpayer identification number and certify that you are not subject to such back-up withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to back-up withholding, you must give the ADS Tender Agent a completed Form W-8 Certificate of Foreign Status before receipt of any payment.

Direct Participation in the Offer

As an alternative to tendering preferred shares underlying ADSs through the ADS Tender Agent, an ADS holder may also surrender its ADSs, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the Offer as a holder of preferred shares. If a holder of ADSs wishes to participate directly in the Offer in this manner, that ADS holder must first:

•	surrender to The Bank of New York, as depositary (the “Depositary”) the ADSs that represent preferred shares that it wishes to tender;

•	pay a fee to the Depositary in the amount of up to U.S.$5.00 per 100 ADSs or portion thereof surrendered; and

•	pay any taxes or governmental charges payable in connection with its withdrawal of the preferred shares from the ADS program.

If an ADS holder surrenders ADSs and receives the preferred shares underlying the ADSs, the preferred shares so received will be registered at CBLC, and the holder will need to obtain its own foreign investor registration under Resolution No. 2,689/00 of the Brazilian Conselho Monetário Nacional (the “National Monetary Council”). See “The Offer—Section 13” for more information on obtaining a foreign investor registration.

After the holder appoints a Brazilian representative for purposes of Resolution No. 2,689/00, the holder must make arrangements for that representative to tender the preferred shares on its behalf in the same manner as any other direct holder of shares registered at CBLC. Such holder shall also provide to the relevant broker, prior to the Auction Date, a document attesting its registration number with CVM and BACEN (in the last case the so-called RDE-Portfolio number) and a certified copy of his/her Individual Taxpayer Registration (CPF). The holder will need to take these steps in sufficient time to allow its Brazilian representative to participate in the Offer on its behalf no later than the Expiration Time, on the Tender Offer Expiration Date, in the manner described below in—“Direct Holders of Preferred Shares.”

Tendering the preferred shares underlying the ADSs and participating directly in the Offer enables holders to withdraw from the Offer until the beginning of the auction on the Auction Date, as described in “The Offer—Section 4.” However, withdrawal of the preferred shares underlying the ADSs from the ADS program requires payment of the ADS cancellation fee described above to the Depositary without any assurance that the preferred shares withdrawn from the ADS program will not be subject to proration. In addition, upon the redeposit of preferred shares into Telemig Holdings’ ADS program, an additional fee of up to U.S.$5.00 per 100 ADSs or portion thereof will be payable to the Depositary.

Direct Holders of Preferred Shares.

A direct holder of preferred shares must, no later than the Expiration Time, on the Tender Offer Expiration Date, either personally or by means of a duly appointed proxy, contact and register with a broker authorized to conduct trades on the São Paulo Stock Exchange, ask the broker to tender its shares in the auction on its behalf and comply with any other requirements of the broker. To tender a holder’s shares, the holder’s broker must, no later than 11:00 a.m., New York City time, on the Auction Date, present a sell order on behalf of the holder through the São Paulo Stock Exchange’s Megabolsa electronic trading system using the codes set forth in “The Offer—Section 2” Shareholders must pay any fee or commission charged by their broker.

Preferred shares held directly are generally held either through CBLC or through ABN Amro Real, Telemig Holdings’ transfer agent. CBLC is the custodian for preferred shares of Telemig Holdings that are traded on the São Paulo Stock Exchange, and settlement of the Offer will occur through the facilities of CBLC. Shareholders that have invested in shares of Telemig Holdings under Resolution No. 2,689/00 of the National Monetary Council hold their shares through CBLC. These shareholders should ask their Brazilian representatives for purposes of Resolution No. 2,689/00 to contact such a broker on their behalf.

A holder of preferred shares through ABN Amro Real should ask the broker it contacts to request the transfer of its shares to the custody of CBLC before the Expiration Time on the Tender Offer Expiration Date in order to enable the broker to tender the shares on its behalf. Before it will accept an order to transfer shares to a broker, ABN Amro Real will generally check the personal information for that holder in its records against the personal information the holder has provided to the broker through the documentation listed below to make sure they are the same. If there are inconsistencies between the records, ABN Amro Real will not transfer the shares. It is the responsibility of any shareholder through ABN Amro Real to ensure that the information it provides to its broker is consistent with that in ABN Amro Real’s records. It is also the shareholder’s responsibility to contact and register with a broker sufficiently in advance of the Expiration Time, on the Tender Offer Expiration Date, to ensure that ABN Amro Real can transfer the shareholders’ preferred shares to the custody of CBLC before the Expiration Time, on the Tender Offer Expiration Date.

Any holder that does not know whether it holds its preferred shares through CBLC or ABN Amro Real should ask its custodian, representative, broker or other nominee. In addition, any holder that has invested directly in preferred shares in Brazil other than through Resolution 2,689/00 of the National Monetary Council should consult its custodian, representative, broker, lawyer or other professional advisor without delay regarding the steps it would need to follow in order to participate in the Offer. Such a holder may need to change the form of its investment under applicable Brazilian laws and regulations to participate in the Offer, and may not be able to make that change in time to participate in the Offer. Such holder shall also provide to the relevant broker, prior to the Auction Date, a document attesting its registration number with CVM and BACEN (in the last case the so-called RDE-Portfolio number). If such shareholder is a foreign individual, he/she must also provide a certified copy of his/her Individual Taxpayer Registration (CPF).

Preferred shares transferred to CBLC and tendered in the Offer may be traded up until the beginning of the auction on the Auction Date. In order to ensure its ability to tender such shares in the Offer, the holder will need to allow sufficient time for its broker to tender on its behalf no later than the Expiration Time, on the Tender Offer Expiration Date, in the manner described in this Offer to Purchase.

4. Withdrawal Rights. For a withdrawal to be effective, the broker that has been instructed to tender shares in the auction, as described in “The Offer—Section 2” including the ADS Tender Agent’s broker, must withdraw the order to sell those shares before the beginning of the auction on the Auction Date. If a shareholder wishes to withdraw the tender of its preferred shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its shares receives instructions to withdraw the tender of those shares before that time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after June 7, 2008 unless the auction has occurred before that date and such preferred shares are accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for preferred shares or are unable to accept for payment or pay for preferred shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the ADS Tender Agent may, on our behalf, retain all preferred shares tendered and such preferred shares may not be withdrawn except as otherwise provided in this Section 4.

Holders of ADSs. If an ADS holder is participating in the Offer by tendering the preferred shares underlying its ADSs through the ADS Tender Agent, for your withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the ADSs must be received by the ADS Tender Agent no later than the ADS Tender Deadline time on the Tender Offer Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of ADSs, if different from that of the person who tendered such ADSs. If the ADSs to be withdrawn have been delivered to the ADS Tender Agent, a signed notice of withdrawal, or an originally signed facsimile of one, with (except in the case of ADSs tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such ADSs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular ADRs evidencing the ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs.

If an ADS holder withdraws the preferred shares underlying its ADSs from the tender offer, the ADRs evidencing those ADSs will be returned promptly after the proper withdrawal of the preferred shares underlying the ADSs or, in the case of a book-entry transfer of ADSs, the ADSs representing the properly withdrawn preferred shares will be credited into the DTC account from which they were transferred.

Please note that any ADS holder that wishes to be able to withdraw up until the beginning of the auction on the Auction Date must surrender its ADSs to the Depositary, withdraw the preferred shares underlying the ADSs from the ADS program and participate directly in the Offer as a holder of preferred shares, allowing sufficient time for the completion of all required steps described in this Offer to Purchase before the Expiration Time, on the Tender Offer Expiration Date. See “The Offer—Section 3”.

Direct Holders of Preferred Shares. If a shareholder holds preferred shares directly, the shareholder or its representative in Brazil must contact the broker that it has instructed to tender preferred shares in the auction on its behalf in sufficient time to enable the broker to withdraw the order to sell those shares before the beginning of the auction on the Auction Date and must provide any documentation required by the broker. Shareholders that wish to withdraw from the Offer are strongly advised to contact their brokers well before the beginning of the auction.

General. We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of TCO IP, Vivo Participações, the ADS Tender Agent, the U.S. Information Agent, the Brazil Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and preferred shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn preferred shares may be retendered by again following one of the procedures described in “The Offer—Section 3” at any time before the Expiration Time on the Tender Offer Expiration Date.

ADS holders that have properly withdrawn the preferred shares represented by their ADSs from the Offer may re-tender those preferred shares through the ADS Tender Agent at any time before the ADS Tender Deadline, on the Tender Offer Expiration Date. See “The Offer—Section 3”.

5. Certain Tax Considerations.

Brazilian Tax Consequences. The following discussion summarizes the material Brazilian tax consequences of the disposition of preferred shares (including preferred shares represented by ADSs) of Telemig Holdings by a holder not deemed to be domiciled in Brazil for Brazilian tax purposes (for purposes of this subsection “—Brazilian Tax Consequences,” a “non-Brazilian holder”), including a disposition of preferred shares (including preferred shares represented by ADSs) in the Offer. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of disposing of Telemig Holdings’ preferred shares (including preferred shares represented by ADSs) in the Offer.

According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident may be subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil.

Gains realized outside Brazil or in Brazil by a non-Brazilian holder on disposition of preferred shares (including preferred shares represented by ADSs) of Telemig Holdings may be taxed at 20% or 15%, or be free of Brazilian tax, depending on the circumstances:

•

Gains realized by a non-Brazilian holder through transactions on Brazilian stock exchanges (including the disposition of preferred shares of Telemig Holdings, or the disposition of preferred shares represented by ADSs, in the Offer) are generally subject to tax at a rate of 20%, unless the investor is entitled to a tax-free treatment for transactions regulated by the National Monetary Council (“CMN Regulations”) as described in the next paragraph.

•

Gains realized by a non-Brazilian holder under Resolution No. 2,689/00 through transactions on Brazilian stock exchanges (including the disposition of preferred shares of Telemig Holdings, or the disposition of preferred shares represented by ADSs, in the Offer) are not subject to tax if the proceeds obtained from the disposition of the preferred shares (including preferred shares represented by ADSs) on a Brazilian stock exchange are remitted outside Brazil within five business days of the disposition, or in the case of ADSs, within five days of the cancellation of the applicable ADS, unless the beneficiary is located in a tax haven jurisdiction, in which case the applicable tax rate is 20%. There can be no assurance that the current preferential treatment for a non-Brazilian holder under CMN Regulations will be maintained.

•

The tax-free treatment for transactions on stock exchanges regulated by the CMN Regulations is not applicable to gains realized by non-Brazilian holders that are resident in a tax haven jurisdiction (i.e., a country that does not impose any income tax, a country where the maximum income tax rate is lower than 20%, or a country that restricts the disclosure of shareholder composition or the ownership of investments), and are therefore subject to the same tax treatment applicable to investors residing in Brazil, i.e. gains are taxed at the rate of 20%, in the case of day trade transactions, and 15% in any other case.

The “gain realized” as a result of a transaction on a Brazilian stock exchange is the difference between the amount in Brazilian reais realized on the sale or exchange and the acquisition cost measured in Brazilian reais, without any correction for inflation. Despite the fact that the legislation is not entirely clear, the acquisition cost of shares registered as an investment with the Central Bank of Brazil has been historically calculated on the basis of the foreign currency amount registered with the Central Bank translated into Brazilian reais at the commercial market rate on the date of the sale or exchange.

Other Brazilian Taxes

There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of shares.

A financial transaction tax (“IOF tax”) may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF tax rate on such conversions is currently 0%, but the minister of finance has the legal power to increase the rate to a maximum of 25%. Any increase would be applicable only prospectively. The IOF tax may also be levied on transactions involving bonds or securities (“IOF/Títulos tax”) even if the transactions are effected on Brazilian stock, futures or commodities exchanges. An IOF/Títulos tax of 1.5% applies to transactions involving public bonds and other securities using foreign currency. No IOF/Títulos tax is due on transactions involving variable income securities traded on stock or futures exchanges using foreign currency. The rate of the IOF/Títulos tax with respect to shares of Telemig Holdings is currently 0%. The Conselho Monetário Nacional (National Monetary Board) determines the IOF/Títulos tax, however, the minister of finance has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per each day of the investors holding period, but only to the extent of gain realized on the transaction and only on a prospective basis.

Material United States Federal Income Tax Consequences. The following are the material U.S. federal income tax consequences of the Offer. This discussion applies only to “U.S. Holders” (as defined below) that participate in the Offer and hold the preferred shares or ADSs as capital assets. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding the preferred shares or ADSs as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	persons holding the preferred shares or ADSs that own or are deemed to own ten percent or more of the voting stock of Telemig Holdings;

•	persons who acquired the preferred shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Holders should consult their tax advisers to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of U.S. state, local and non-U.S. tax laws.

As used herein, the term “U.S. Holder” means, for U.S. federal tax purposes, a beneficial owner of the preferred shares or ADSs that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

A U.S. Holder may have different consequences if Telemig Holdings is or was a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year during which the U.S. Holder held the preferred shares or ADSs. Because PFIC status depends on the composition of a company’s assets and income from time to time (as described in more detail below), there is no guarantee that Telemig Holdings has not been a PFIC for the current taxable year or was not a PFIC in any prior taxable year during which a U.S. Holder held its preferred shares or ADSs. U.S. Holders should consult their tax advisers regarding the PFIC status of Telemig Holdings for the periods during which they have held their preferred shares or ADSs and as to the U.S. federal income tax consequences to them of participating in the Offer if Telemig Holdings is or was a PFIC.

Consequences of the Offer if Telemig Holdings Is Not a PFIC

The receipt of cash in exchange for preferred shares or ADSs pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between the tax basis of the holder’s preferred shares or ADSs and the amount of cash received. A U.S. Holder’s tax basis in a preferred share or ADS will generally be equal to the amount it paid for the preferred share or ADS. Any gain or loss recognized will be capital gain or loss. If a U.S. Holder is an individual and has held the preferred shares or ADSs for more than one year, the holder’s capital gain will be subject to reduced rates of taxation. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder that receives Brazilian reais pursuant to the Offer or paid for the preferred shares or ADSs in Brazilian reais should read the discussion below under “—Gain or Loss with Respect to Foreign Currency.”

Consequences of the Offer if Telemig Holdings Is a PFIC

In general, a non-U.S. corporation will be considered a passive foreign investment company (“PFIC”) for any taxable year in which (i) 75 percent or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50 percent or more of the average value of its assets consists of assets that produce, or are held for the production of, passive income. For these purposes, a non-U.S. corporation that directly or indirectly owns at least 25 percent by value of the stock of another corporation is treated as if it held its proportionate share of the assets of such other corporation and received directly its proportionate share of the income of such other corporation.

If Telemig Holdings were characterized as a PFIC for any taxable year during which a U.S. Holder held the preferred shares or ADSs, the U.S. Holder generally would be subject to adverse U.S. federal income tax rules. In general, gain recognized by a U.S. Holder that sells its preferred shares or ADSs pursuant to the Offer would be allocated ratably over the holder’s holding period for the preferred shares or ADSs. The amounts allocated to the current taxable year and any other taxable year with respect to which Telemig Holdings was not a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts. U.S. Holders should consult their tax advisers regarding the potential application of the PFIC rules to the sale of preferred shares or ADSs pursuant to the Offer.

Gain or Loss with Respect to Foreign Currency

For purposes of calculating gain or loss pursuant to the Offer, a cash basis taxpayer that receives Brazilian reais will, for U.S. federal income tax purposes, determine the taxpayer’s amount of cash received using the U.S. dollar value of the Brazilian reais received. This U.S. dollar value is computed by reference to the exchange rate in effect on the date the Brazilian reais are received by the taxpayer in the case of the preferred shares or by the depositary in the case of the ADSs of Telemig Holdings, regardless of whether the Brazilian reais are converted into U.S. dollars. A cash basis taxpayer that paid Brazilian reais for a preferred share or ADS will generally determine its tax basis in the preferred share or ADS by translating the Brazilian reais it paid into U.S. dollars using the exchange rate in effect on the settlement date of the taxpayer’s purchase. If the Brazilian reais received pursuant to the Offer are not converted into U.S. dollars on the date of receipt, a cash basis taxpayer will have a basis in the Brazilian reais equal to their U.S. dollar value computed as described above, and any gain or loss realized on a subsequent conversion or other disposition of the Brazilian reais will generally be treated as ordinary income or loss. An accrual basis taxpayer may elect to apply the above rules that are applicable to a cash basis taxpayer.

Foreign Tax Credits

Any gain or loss recognized by a U.S. Holder pursuant to the Offer will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. If a Brazilian income tax is imposed upon the receipt of cash pursuant to the Offer and the U.S. Holder does not receive significant foreign source income from other sources, the U.S. Holder may not be able to credit the Brazilian tax against its U.S. tax liability. However, the Brazilian income tax imposed may be eligible as a deduction in computing the U.S. Holder’s taxable income. U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in light of their particular circumstances.

Information Reporting and Backup Withholding

Payments made with respect to the Offer are subject to information reporting and to backup withholding unless: (i) the U.S. Holder is a corporation or other exempt recipient; or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

6. Price Range of Shares; Dividends. The ADSs are listed and principally traded on the NYSE and the preferred shares are traded on the São Paulo Stock Exchange under the symbol TMCP4.

The following table sets forth for the periods indicated the high and low sales prices per ADS in U.S. dollars on the NYSE Composite Tape, as reported in the Company’s Annual Report on Form 20-F for the year ended December 31, 2006 with respect to the years 2005 and 2006, and thereafter as reported in published financial sources:

	High		Low
2005	$		$
First Quarter		33.55		25.05
Second Quarter		34.46		28.70
Third Quarter		34.30		29.68
Fourth Quarter		40.37		30.62

2006
First Quarter		57.85		39.64
Second Quarter		49.55		33.82
Third Quarter		38.30		29.72
Fourth Quarter		39.52		33.73

2007
First Quarter		41.60		34.05
Second Quarter		51.80		37.74
Third Quarter		59.01		49.31
Fourth Quarter		62.22		51.66

On August 1, 2007, the last full trading day before the announcement of the Offer, the reported closing sales price per ADS on the NYSE Composite Tape was $56.01. Between August 1, 2007 and April 4, 2008, the price per ADSs on the NYSE Composite Tape ranged between $56.01 and $62.60. On April 4, 2008, the reported closing sales price per ADSs on the NYSE Composite Tape was $62.60. You should obtain current market quotations for the ADSs in deciding whether to tender your ADSs.

The following table sets forth for the periods indicated the high and low sales prices per preferred share on the Sao Paulo Stock Exchange as reported in the Company’s Annual Report on Form 20-F (adjusted for the 10,000-to-1 reverse split that occurred on August 14, 2007) for the year ended December 31, 2006 with respect to the years 2005 and 2006, and thereafter as reported in published financial sources (also adjusted, until the effective date of the 10,000-to-1 reverse split that occurred on August 14, 2007, for such split).

	High		Low
2005	R$		R$
First Quarter		45.00		33.50
Second Quarter		42.50		35.80
Third Quarter		39.50		35.70
Fourth Quarter		46.90		34.40

2006
First Quarter		61.90		45.00
Second Quarter		53.90		38.20
Third Quarter		41.10		32.00
Fourth Quarter		42.00		36.50

2007
First Quarter		43.70		36.60
Second Quarter		49.70		38.30
Third Quarter		58.00		47.70
Fourth Quarter		54.30		46.75

On August 1, 2007, the last full trading day before the announcement of the Offer, the reported closing sales price per preferred share on the São Paulo Stock Exchange was R$52.30. Between August 1, 2007 and April 4, 2008, the price per preferred share on the São Paulo Stock Exchange ranged between R$52.30 and R$53.59. On April 4, 2008, the reported closing sales price per preferred share on the Sao Paulo Stock Exchange was R$53.59. You should obtain current market quotations for the preferred shares in deciding whether to tender your preferred shares.

Pursuant to the Stock Purchase Agreement, without the prior written consent of Vivo Participações, the Company has agreed not to (i) declare dividends or make any payment or other distribution to the shareholders of the Company or Telemig Subsidiary, except for minimum mandatory dividends provided for in Law 6,404/76; or (ii) directly or indirectly redeem, purchase or otherwise acquire, any shares of capital stock of the Company or Telemig Subsidiary or other equity interests or any securities or obligations convertible into or exchangeable for any shares of such capital stock or other equity interests.

Pursuant to Brazilian law, the Company is required to pay holders of preferred shares a dividend on at least a yearly basis except in specific cases provided for in the applicable law. According to the Company’s Annual Report on Form 20-F for the year ended December 31, 2006, the shareholders decided in the Annual Shareholders Meeting to pay only the mandatory dividend owed to the preferred shareholders under applicable law, based on the capital budget presented by the Company’s board of directors. The following table sets forth in the cash dividends paid per 1,000 preferred shares, as reported in this Form 20-F with respect to the years 2005 and 2006.

Year	Dividends
2005	R$	0.22852
2006	R$	0.25712

7. Certain Information Concerning the Company. The Company is a publicly held corporation (sociedade por ações de capital aberto) organized under the laws of the Federal Republic of Brazil, incorporated in May 1998, with principal executive offices at Rua Levindo Lopes, 258-Funcionârias, 30, 140-170, Belo Horizonte-MG, Brazil. The telephone number of the Company’s principal executive offices is 011-55-31-9933-3535. The Company was created as a result of the spin-off of Telecomunicações Brasileiras S.A. (“Telebras”) during the privatization process of the telecommunications sector.

According to the Company, the Company is principally engaged in providing cellular communications services, and the Company’s sole subsidiary is Telemig Celular S.A. (“Telemig Subsidiary”), a company the common and preferred shares of which are listed on BOVESPA. As of April 4, 2008 Telemig Holdings owned 83.25% of the total share capital of Telemig Subsidiary and 89.18% of the voting shares of Telemig Subsidiary. Telemig, Subsidiary has its head office at the same address of Telemig Holdings, in the City of Belo Horizonte, State of Minas Gerais, and its operations principally involve the provision of Personal Cellular Services (“PCS”) in Area 4 of Region 1 of the General Authorization Plan of PCS for the State of Minas Gerais.

Shareholders Equity. The following table reflects the shareholding position and equity capitalization of the Company as of April 4, 2008:

Shareholding Structure of Telemig Celular Participações S.A.
Shareholders	Common Shares	%	Preferred Shares	%	Total	%	Capital Stock in R$
Vivo Part	7,258,108	53.899%	969,932	4.265%	8,228,040	22.725%	R$	131,236,875.00
Free Float	6,207,951	46.101%	21,771,070	95.735%	27,979,021	77.275%	R$	446,263,125.00
Total Capital	13,466,059	100.000%	22,741,002	100.000%	36,207,061	100.000%	R$	577,500,000.00

The capital stock of Telemig Holdings amounts to R$577,500,000.00 and comprises 36,207,061 nominative book-entry shares without par value, of which 13,466,059 are common and 22,741,002 are preferred shares (including preferred shares represented by ADSs).

Brief History, Sectors and Development of its Activities. Telemig Subsidiary is a company incorporated as a result of the partial spin-off of Telecomunicações de Minas Gerais S.A. As part of Telebras, it has since 1993 provided cellular mobile telephony services through one of its divisions. After the spin-off from Telebras in 1998, as a measure for getting prepared for the privatization process, the control of Telemig Subsidiary was transferred to Telemig Holdings. In April 2005, Telemig Subsidiary was authorized to exploit PCS in the “E” RF subtier in the municipalities of Sector 3 of Region 1 of the General Authorization Plan (“PGO”) (Triângulo Mineiro), so that Telemig Subsidiary coverage was extended to include the whole State of Minas Gerais. Telemig Subsidiary is the company with the highest percentage of postpaid plan customers in its marketplace, an important factor for the results of its business, once this segment comprises the users with highest added-value, having reached 3,900,826 customers in 2007.

Financial Information. The table below sets forth certain selected consolidated financial information relating to Telemig Holdings as of December 31, 2006 and 2005 and for each of the two fiscal years then ended.

The consolidated financial information of Telemig Holdings set forth below was excerpted from the annual report on Form 20-F of Telemig Holdings for its fiscal year ended December 31, 2006 (“2006 Form 20-F”) and, according to the 2006 Form 20-F, was prepared in accordance with generally accepted accounting practices in the United States.

	As of December 31,
	2005	2006
	(in thousands of reais)
Income Statement
Gross operating revenue
Services provided	1,496,700	1,667,129
Sale of handsets and accessories	117,570	125,053

	1,614,270	1,792,182

Sales deduction, taxes and returns
On services provided, includes taxes of R$273,857 (2005 – R$271,036, 2004 – R$269,947)	(400,854)	(556,511)
On sale of handsets and accessories, includes taxes of R$13,583 (2005 – R$24,405, 2004 – R$25,378)	(30,088)	(18,931)

	(430,942)	(575,442)

Net operating revenue
Services provided	1,095,846	1,110,618
Sale of handsets and accessories	87,482	106,122

	1,183,328	1,216,740

Cost of services (exclusive of depreciation classified separately below)	(295,303)	(350,240)
Cost of handsets accessories	(138,488)	(157,683)
Selling general and administrative expenses (exclusive of depreciation classified separately below)	(369,260)	(347,528)
Cost sharing agreement—related party	14,864	12,268
Allowance for doubtful accounts	(21,094)	(41,429)
Depreciation	(205,734)	(179,888)
Other operating (expense) income, net	(4,101)	11

Operating profit	164,212	152,251
Non-operating income (expenses)
Financial income	145,152	99,732
Financial expense	(79,707)	(51,318)
Foreign exchange gain	49,066	21,099

Income before taxes and minority interest	278,723	221,764
Taxes on income	(85,593)	(69,179)

Income before minority interest	193,130	152,585
Minority interest	(32,421)	(23,838)

Net income	160,709	128,747

Weighted average number of shares outstanding (thousands)
Basic
Preferred	221,525,464	223,661,370
Common	131,176,058	132,440,833
Diluted
Preferred	221,886,289	225,031,863
Common	131,176,058	133,252,369
Basic earnings per thousand shares (in reais)
Preferred	0.46	0.36
Common	0.46	0.36
Diluted earnings per thousand shares (in reais)
Preferred	0.46	0.36
Common	0.46	0.36

Balance Sheet
Cash and cash equivalents	29,317	21,368
Temporary cash investments	677,014	506,405
Working capital (1)	491,522	456,392
Total assets	2,668,944	2,822,737
Long-term debt (including current portion)	236,221	171,040
Shareholders’ equity	1,083,321	1,150,597
Capital stock	413,900	456,350

(1)	Current assets less current liabilities

Valuation Report. Under Instruction No. 361/02 of the Brazilian Exchange Commission, the tender offer price must be determined in accordance with specific procedures and in compliance with certain requirements, which mandate that the tender offer price be at least equal to the minimum value of the range of values per share reached in a valuation report prepared by an independent investment bank or financial institution. Vivo Participações retained BES Investimento do Brasil S.A.—Banco de Investimento (“BES”), an independent investment bank, to prepare an economic and financial valuation report as required by Brazilian law. On April 4, 2008, BES delivered its valuation report to Vivo Participações. The offer price selected by Vivo Participações is above the range of implied equity values reached in that valuation report.

You should consider the following when reading the discussion of the valuation report of BES below:

•

We urge you to read carefully the full text of BES’s valuation report regarding Telemig Holdings, which you may obtain from Vivo Participações without charge and an English translation of which is filed with the SEC as Exhibit (a)(5)(D) to the Schedule TO. The summary of BES’s valuation report set forth below is qualified in its entirety by reference to the full text of the valuation report.

•

Vivo Participações has selected and retained BES as its financial advisor to render a valuation report regarding Telemig Participações, which we refer to in this section as Telemig Holdings solely for the purpose of complying with Instruction No. 361/02 of the CVM. The valuation report was prepared exclusively in Portuguese, and in case it is translated to another language, the Portuguese version shall prevail for all purposes.

•

The valuation report was prepared for Vivo Participações in satisfaction of the Brazilian legal requirements described above and is not to be used by third parties or for any purpose. BES did not and will not make any recommendation, nor did it express any explicit or implicit opinion with respect to, the terms and conditions of the tender offer.

In rendering its valuation report, BES held discussions with representatives of Vivo Participações concerning the past performance and future prospects of the businesses and the financial and operating results of Telemig Holdings and Telemig Celular S.A., which we refer to in this section as Telemig Subsidiary and reviewed:

•	historical financial and operating information of Telemig Holdings and Telemig Subsidiary;

•

financial statements of Telemig Holdings and Telemig Subsidiary, as of and for the year ended December 31, 2007, in accordance with accounting practices adopted in Brazil and audited by Deloitte Touche Tohmatsu; and

•

the value of net debt, net contingencies, accrued liabilities, dividends and interest accrued on capital stock of Telemig Holdings and Telemig Subsidiary as well as the historical record of market share prices of the preferred shares of Telemig Holdings and Telemig Subsidiary and certain publicly available information on the industry in which Telemig Holdings and Telemig Subsidiary operate.

BES also consulted other financial and market studies, analyses and research and took into account such other matters as it deemed necessary, including its assessment of general financial, economic, monetary and market conditions.

In rendering its valuation report, BES assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information provided to BES and data publicly available or furnished to or otherwise reviewed by or discussed with it.

Notwithstanding the foregoing, none of TCO IP, Vivo Participações, Telemig Holdings, or their respective managements or controlling shareholders interfered with or compromised BES’s ability to obtain any information relevant to the quality of the conclusions in its valuation report, nor did they determine or restrict the capacity of BES to determine the methodology used to reach the conclusions presented in its valuation report.

Telemig Holdings and Telemig Subsidiary were valued as independent, “stand-alone” operations, and the subsequent success or failure of the Offer was not considered in the results of the valuation report. BES did not express any opinion about any effect on Telemig Holdings that could potentially be generated by the completion of the Offer. BES did not conduct (1) any appraisal of the assets and liabilities (contingent or not) of Telemig Holdings or Telemig Subsidiary; (2) any review or audit of financial statements of Telemig Holdings or Telemig Subsidiary; (3) any technical audit of operations of Telemig Holdings or Telemig Subsidiary; (4) any valuation of the solvency or fair value of Telemig Holdings or Telemig Subsidiary in accordance with any legislation regarding bankruptcy, insolvency or similar issues; (5) any physical inspection of the properties, facilities or assets of Telemig Holdings or Telemig Subsidiary; or (6) an inquiry into information of interest to third parties regarding a total or partial acquisition of preferred shares of Telemig Holdings or Telemig Subsidiary and accordingly the valuation is not and should not be inferred to be representative of effective sale prices to third parties of the preferred shares of Telemig Holdings or Telemig Subsidiary.

Except where another date is specifically indicated, BES’s valuation report reflects the financial and accounting conditions of Telemig Holdings and Telemig Subsidiary on December 31, 2007, share price data through August 1, 2007 (the day before the announcement of this Offer) and is based on information made available to BES, and financial, stock market and other conditions and circumstances existing and disclosed to BES up to April 4, 2008. Any alterations in such conditions and information subsequent to these dates could alter the results presented in the valuation report. BES has no obligation to update or otherwise revise its valuation report.

BES did not express through its valuation report any judgment regarding the distribution of economic value among the various types and classes of shares of Telemig Holdings or Telemig Subsidiary.

BES’s valuation report is not intended to be and does not constitute a judgment, opinion or recommendation to the management of TCO IP, Vivo Participações or Telemig Holdings, to the shareholders of Vivo Participações or Telemig Holdings or to any third party with respect to the appropriateness or opportunity of the Offer or regarding the decision of making or accepting the Offer (including the decision of Telemig Holdings’ shareholders of whether or not to accept the Offer). In addition, the valuation report is not meant to be the basis for any decision of investment or disinvestment. All shareholders should conduct their own analysis of the Offer.

The following is a summary of the material analyses undertaken by BES in connection with the rendering of its valuation report. The summary includes information presented in tabular format. In order to understand fully the financial analyses performed by BES, the table must be read together with the text of the summary. The table alone does not constitute a complete description of the financial analyses.

In the valuation report BES values the preferred shares of the Company, based upon the following methodologies:

•	Volume weighted average share price for the last twelve months prior to August 1, 2007;

•	Net book value per share, calculated in accordance with quarterly information from each of Telemig Holdings and Telemig Subsidiary as of December 31, 2007 and reviewed by Deloitte Touche Tohmatsu;

•	Economic value, based on market value multiples of comparable companies to those analyzed;

•

Premium offered in similar transactions occurring since 2001, calculated through the mean and median premiums offered in public offerings of preferred shares based on the weighted average price of the shares, over the 30 trading days prior to the announcement of the respective VTO;

Among the methodologies used, BES concluded that the most appropriate is that of the premium offered in comparable transactions, as it reflects the parameters used in the market to price the benefit to be extended by the controlling company to holders of preferred shares in similar voluntary tender offers.

BES’s comparable transaction analysis considered transactions in Brazil since 2001 where a public offering was made for the acquisition of preferred shares in which there was relative liquidity prior to the public offering. Due to sampling limitations, comparisons were based on voluntary offers and going-private offers, including offers for all outstanding preferred shares in addition to offers for one-third of the outstanding shares. Ten comparable transactions were considered and for each, the calculation was based on the premium offered by the buyers in relation to the average market price over the thirty trading days immediately preceding the announcement of the offering. The resulting premiums were applied to Telemig Holdings’ and Telemig Subsidiary’s preferred shares, giving consideration to the average share price, weighted by volume, over the thirty trading days prior to the announcement.

Company	Methodology	Share Price
Telemig Holdings	Weighted average quotation price in the last 12 months prior to August 2, 2007	R$ 41.97 (PN shares)
	Book value per share (as of December 31, 2007)	R$ 33.97 (PN shares)
	Market multiples (EBITDA)	R$ 52.18 (PN shares)
	Premium offered in similar transactions	Value between R$ 61.64 and 63.32 (PN shares)

Different methodologies have, among others, the following limitations that preclude their application in this Offer for up to one-third of the outstanding preferred shares not owned by Vivo Participações:

•

The methodology of weighted average prices over the last 12 months tends to flatten the value of Telemig Holdings and Telemig Subsidiary, not reflecting recent events, whether positive or negative, immediately before the Offer and, in this way potentially omitting relevant developments.

•

Book value per share is not a satisfactory indicator for this valuation report, as the net equity value follows accounting rules that may not reflect the market value of shares, to the extent that it is tied to past events and performance of Telemig Holdings and Telemig Subsidiary, and does not embody expectations of future performances to be appraised.

•

Economic value calculated through market multiples is not an adequate alternative, since the sample available in the Brazilian market is scarce. Only the preferred shares of Vivo Participações S.A., TIM Participações S.A., Tele Norte Participações and Amazônia Celular can be used for a market multiples analysis.

•

The economic value obtained through discounted cash flow methodology is not applicable in the case of voluntary public offerings of preferred shares, as the value obtained through such method implies an effective control of the company, something that does not occur with holders of preferred shares who do not have voting rights and, as such, have no control over the cash flows that are the object of the valuation report.

Based on these assumptions and the foregoing analysis, BES derived a range of implied equity values per preferred share of Telemig Holdings, as set forth in the following table:

	Low		High
Telemig Holdings’ Equity Value Per Preferred Share (reais per share)	R$	61.64	R$	63.32

The preparation of financial analyses and valuation reports is a complex process involving subjective judgments and is not susceptible to a partial analysis or summary description. BES did not attribute specific importance to certain factors considered in its valuation report individually, but, on the contrary, undertook a qualitative analysis of the importance and relevance of all factors considered therein. Accordingly, BES believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by BES, without considering all of the analyses and factors in their entirety, could create a misleading or incomplete view of the analysis conducted by BES and of the conclusions contained in its valuation report.

BES’s qualifications to render its valuation report arise from its extensive experience as an internationally recognized investment banking firm engaged, among other things, in the valuation of telecommunications and other businesses and their securities, in Brazil and elsewhere, in connection with tender offers, mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

BES has provided, directly or through its affiliated companies, certain financial and investment banking services to Vivo Participações, its subsidiaries and its affiliates, as well as to its controlling shareholders, for which it has received compensation, and continues to provide these services and could, at any time, provide them again. BES, directly or through its affiliated companies, is or could become a creditor of TCO IP, Vivo Participações or Telemig Holdings or Telemig Subsidiary, as well as of the controlling shareholders of Vivo Participações in certain financial transactions. In the normal course of its activities, BES could, directly or through its affiliated companies, trade in securities of Telemig Holdings or Vivo Participações and of their respective controlling shareholders, subsidiaries or affiliates, as applicable, on its own behalf or on behalf of its clients and, consequently, could, at any time, retain buying or selling positions with respect to such securities.

Other valuations of companies and sectors prepared by BES could treat market assumptions in a different way than was reflected in its valuation report; the research departments and other departments of BES and its affiliated companies may use other analyses, reports and publications, estimates, projections and different methodologies than those used in the valuation report, and such analyses, reports and publications may contain different conclusions from those set out in the valuation report.

Pursuant to BES’s engagement letter, Vivo Participações has agreed to pay BES a fee for the preparation of its valuation report, which fee shall be due whether or not the Offer is consummated. Vivo Participações has also agreed to reimburse BES for its reasonable travel and out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify BES and its affiliates against specific liabilities and expenses arising out of its engagement.

The valuation report is available for inspection and copying by any interested holder or its representative designated in writing during regular business hours at the principal executive offices of Telemig Holdings located at Rua Levindo Lopes, 258-Funcionarios, 30,140-170, Belo Horizonte—MG, Brazil and is also accessible at the Internet site of Telemig Holdings at http://www.telemigcelular.com.br. An English translation of the report has also been filed with the SEC and is available on the SEC’s Internet site at http://www.sec.gov. The information agents set forth on the back cover of this Offer to Purchase will provide a copy of the valuation report upon written request and at the expense of the requesting holder or its representative designated in writing.

Position of the Telemig Holdings Board. The Board of Directors of Telemig Holdings has not approved, disapproved or made any recommendation with respect to this Offer. Telemig Holdings is a Brazilian company and Brazilian law governs the duties and obligations of Telemig Holdings’ Board of Directors, and does not impose any fiduciary or other duty or obligation on Telemig Holdings or Telemig Holdings’ Board of Directors to approve or disapprove the Offer or to make any recommendation in connection with the Offer or to issue or have any opinion on the Offer. Additionally, Vivo Participações controls Telemig Celular Participações’ board of directors. Accordingly, Telemig Celular Participações has neither approved, disapproved nor made any recommendation with respect to this Offer, as it is not required to issue or have an opinion on the offer under Brazilian laws and we do not expect that it will make any such recommendation.

Except for one member appointed by the minority shareholders of Telemig Participações, all of the members of the Telemig Holdings board of directors are persons designated or appointed by Vivo Participações and are persons who are officers or directors of Vivo Participações. Accordingly, Vivo Participações controls all of the decisions of the Telemig Holdings board including any decision relating to the offer and any decision regarding a recommendation of the offer. As officers and directors of Vivo Participações and directors of Telemig Holdings, these members of the Telemig board of directors could have conflicts of interest in connection with decisions relating to the offer.

For the foregoing reasons, we do not expect that the Telemig Holdings Board of Directors will make any recommendation with respect to the offer.

Additional Information. Telemig Holdings and Telemig Subsidiary are also subject to the informational requirements of the CVM and BOVESPA and file reports and other information relating to its business, financial condition and other matters with the CVM and BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

Telemig Holdings files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005 and the library of BOVESPA, Rua XV de Novembro, 275, 01013-001, São Paulo, SP, P.O. Box: 3456.

8. Certain Information Concerning TCO IP and Vivo Participações.

TCO IP S.A.

TCO IP S.A. (“TCO IP”) is a corporation controlled by Vivo Participações and was incorporated on November 21, 2000. The principal executive offices of TCO IP are located at Setor Comercial Sul, Quadra 2, Bloco C, n° 256, 3° pavimento, Ed. Toufic, Plano Piloto, in the city of Brasilia, Federal District, Brazil. A representative of TCO IP may be reached at +55 21 9906-6622.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of TCO IP and certain other information are set forth in Schedule I hereto.

Vivo Participações

Vivo Participações is a publicly held corporation (sociedade por ações de capital aberto) organized under the laws of the Federal Republic of Brazil incorporated in May 1998, with principal executive offices at Av. Roque Petroni Jr., no 1464, 6th floor – peot, “B” Building, 06701, in the city of São Paulo, state of São Paulo, Brazil. The telephone number of Vivo’s Participações principal executive offices is +55-11-7420-1172. Vivo Participações is principally engaged through its subsidiary Vivo S.A. in providing cellular communications services.

Vivo Participações was formerly named Telesp Celular Participações S.A., and controls Vivo S.A. Through its wholly-owned subsidiary, Vivo S.A., Vivo Participações develops SMP services in the areas 7 and 8 of Regions I and II, in the Service Area 7 of Region II, and SMP services, in Region I (service areas 3 and 9), in Region II (service area 6) and in Region III (service areas 1 and 2).

The name, business address, principal occupation or employment, five year employment history and citizenship of each director and executive officer of Vivo Participações and certain other information are set forth on Schedule I hereto.

Brief History, Sectors and Development of its Activities. Vivo Participações is a holding company spun off from Telebrás which, during the privatization of the Telebrás System, has transferred the control over the provider of cellular telephone services in São Paulo (Band A), then called Telesp Celular S.A. In February 2001, Vivo Participações acquired a Band B operator in the states of Paraná and Santa Catarina (Global Telecom S.A.). Vivo Participações also controlled the holding companies and operating companies of cellular telecommunications services in the states of Bahia and Sergipe (Tele Leste and the Telebahia and Telergipe operators), in the states of Rio de Janeiro and Espírito Santo (Tele Sudeste and the Telerj and Telest operators) and in the state of Rio Grande do Sul (Celular CRT Participações and Celular CRT). On April 25, 2003, Vivo

Participações acquired from Fixcel S.A. 64.03% of the outstanding capital with voting rights of Tele Centro Oeste Celular Participações S.A. (“TCO”), controller and operator of SMP services provider in the Federal District of Brazil, as well as in the states of Goiás, Mato Grosso do Sul, Mato Grosso, Rondônia, Acre and Tocantins and NBT, SMP services provider in the states of Amapá, Amazonas, Maranhão, Pará and Roraima. On February 22, 2006, a corporate reorganization was approved during which the shares in the TCO were incorporated, which made it a wholly-owned subsidiary of Vivo Participações and the merger of the holding companies Tele Sudeste Celular Participações S.A., Tele Leste Celular Participações S.A. and Celular CRT Participações S.A. into Vivo Participações was approved as well. Later, on October 31, 2006, the merger of the operators previously controlled by the holding companies merged into Vivo S.A. (formerly Global Telecom S.A.) was approved. Thus, the SMP services that had been provided by the operators in all the areas and regions listed in the first paragraph of this section above started to be provided by Vivo S.A.

Information About Vivo Participações’ Controlling Shareholders. Brasilcel N.V. (“Brasilcel”) is the controlling shareholder of Vivo Participações. Brasilcel is a Dutch holding company, whose shares are held in equal parts by Portugal Telecom, SGPS, S.A. and Telefónica S.A. Brasilcel’s corporate purpose is to control companies developing SMP services in the Brazilian territory.

Ownership of Shares of Telemig Holdings. Vivo Participações acquired 7,258,108 common shares and 969,932 preferred shares of the Company from Telpart Participações S.A. pursuant to the Stock Purchase Agreement. Except pursuant to the Stock Purchase Agreement and with respect to directors’ qualifying shares that directors are required to own under applicable Brazilian law and as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Vivo Participações and, to Vivo Participações’s knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Vivo Participações or of any of the persons so listed, beneficially owns or has a right to acquire any preferred shares or any other equity securities of the Company; (ii) none of Vivo Participações and, to Vivo Participações’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the preferred shares or any other equity securities of the Company during the past 60 days; (iii) none of Vivo Participações and, to Vivo Participações’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Vivo Participações, its subsidiaries or, to Vivo Participações’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Vivo Participações, its subsidiaries or, to Vivo Participações’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. Vivo Participações is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the SEC and the library of the NYSE in the same manner as set forth with respect to the Company in “The Offer—Section 7”.

9. Source and Amount of Funds. TCO IP will need approximately R$464 million plus fees to purchase the preferred shares (including preferred shares represented by ADSs) pursuant to the Offer and to pay related fees and expenses.

It is anticipated that all of such funds will be obtained from TCO IP’s general corporate funds and/or from borrowings under existing credit facilities of TCO IP or Vivo Participações, the proceeds of which may be used for general corporate purposes. To the extent that TCO IP’s own general corporate funds are not sufficient to purchase the preferred shares pursuant to the offer and pay related fees and expenses, Vivo Participações has agreed to provide TCO IP with sufficient funds from its general corporate risk for such purpose. The Offer is not conditioned upon any financing arrangements.

10. Background of the Offer. As part of the continuous evaluation of its businesses and plans, we regularly consider a variety of strategic options and transactions. In recent years, as part of this process, we have evaluated various alternatives for expanding its current businesses, including through the acquisition of control of the Company, and has, from time to time, analyzed opportunities for expansion and discussed such matters with its Board Of Directors.

On or about February 28, 2007, our representatives were contacted by representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), who, acting at the direction of the controlling shareholder of Company at that time (i.e. Telpart Participações S.A.), were organizing a competitive bid process aimed at selling all of the shares of the Company owned by Telpart Participações S.A.

On March 19, 2007, our representatives communicated our desire to proceed with evaluating a potential acquisition of the Company and, accordingly, its interest in participating in the competitive bid process organized by Merrill Lynch. In order to fulfill such purpose, we entered into a non-disclosure agreement with Telpart Participações S.A., which provided that, among other things, we would protect the confidentiality of all documents and information related to the properties and operations of the Company and its subsidiaries obtained during the competitive bid process.

On May 4, 2007, our representatives and advisors began conducting their business, legal and financial due diligence investigations regarding the business and properties of the Company and their corresponding subsidiaries. In addition, our senior management met with senior management of the Company and Telemig Celular S.A. to discuss the businesses of the Company and Telemig Celular S.A., and on May 23, 2007, Merrill Lynch arranged for us to attend management presentations given by the Company and Telemig Celular S.A. in the City of São Paulo, State of São Paulo.

On July 16, 2007 we submitted to Telpart Participações S.A. a binding offer to acquire all shares of the Company held by Telpart Participações S.A. During the period following the submission of such binding offer, our representatives and those of Telpart Participações S.A. intensely negotiated the terms and conditions of the proposed acquisition.

On August 2, 2007, Vivo Participações, Telpart Participações S.A., the Company and Tele Norte Celular Participações S.A. entered into the Stock Purchase Agreement.

Pursuant to the terms of the Stock Purchase Agreement:

(i) Vivo Participações agreed to acquire 72,581,089,368 common shares and 9,699,320,342 preferred shares of the Company, representing approximately 53.90% of voting capital, 4.27% of non-voting capital and 22.73% of total capital for an aggregate purchase price of R$1,093,090,107.00 or R$14.21 per lot of common shares of the Company and R$6.39 per lot of 1,000 of preferred shares of the Company (or R$63.90 per preferred share after giving effect to the 10,000:1 reverse stock split of the preferred shares effected on August 14, 2007, plus an interest rate factor and subject to certain other specified adjustments; and

(ii) The closing was only subject to the receipt of regulatory approval (most notably, the approval of “Agência Nacional de Telecomunicações—ANATEL” (“Anatel”), the Brazilian Communications regulator), the absence of legal prohibitions or impediments to closing, the in applicability of certain Brazilian laws to the purchase transaction and other customary closing conditions such as the delivery of closing certificates and documentation.

On August 2, 2007, we publicly announced the transaction and this Offer.

On October 23, 2007, ANATEL approved the transfer of control of the Company from Telpart to Vivo Participações. As the Stock Purchase Agreement provided that Vivo Participações would purchase the shares of the Company and the shares of Tele Norte Celular Participações S.A., the parties had to wait for the approval by ANATEL for the transfer of control of the shares of Tele Norte Celular Participações S.A.

On March 4, 2008, ANATEL issued its consent, valid for sixty days, regarding the transfer of control of Tele Norte from Telpart to Vivo Participações and subsequently from Vivo Participações to Telemar Norte Leste S.A.. Such consent was granted in addition to the ANATEL consent granted on October 23, 2007 for the transfer of control of the Company from Telpart to Vivo Participações.

On April 3, 2008, we completed the purchase of shares contemplated by the Stock Purchase Agreement.

On April 3, 2008 we completed the sale and transfer to Telemar Norte Leste S.A. all of the interests in Tele Norte Celular Participações S.A. that we had just acquired under the Stock Purchase Agreement. This purchase and subsequent sale of Tele Norte Celular Participações S.A. had no financial impact on us as the price that we paid to Telpart Participações S.A. and the price that we received from Telemar Norte Leste S.A. were substantially the same.

On April 8, 2008, Vivo Participações and TCO IP published in Brazil the Brazilian Offer Documents relating to this Offer and to its voluntary tender offer for up to 65 shares of the Class B preferred stock, up to 6,923 shares of the Class C preferred stock, up to 1,276 shares of the Class E preferred stock, up to 4,261 shares of the Class F preferred stock, and up to 87,757 shares of the Class G preferred stock of Telemig Celular S.A.

In accordance with Article 254A of the Brazilian Corporation Law 6,404/76, Vivo Participações will file with CVM in Brazil the Brazilian Offer Documents relating to the provisional mandatory tender offer to acquire all of the common shares of Telemig Celular Participações and Telemig Celular S.A. not owned by it or its affiliates.

On April 8, 2008, Vivo Participações and TCO IP commenced an offer by publication in the United States of a summary advertisement of the offer and filed with the SEC the Schedule TO relating to this Offer. Vivo Participações also published it in the United States, and filed with the SEC on a Current Report on Form 6-K, an English translation of the Brazilian Offer Documentation relating to the voluntary tender offers by Vivo Participações and TCO IP for the various classes of preferred shares of Telemig Celular S.A.

Vivo Participações and TCO IP expect that the necessary filings and publications relating to the mandatory tender offers for the common stock of Telemig Participações and Telemig Celular will occur during the next several months.

The Stock Purchase Agreement and Telemar Stock Purchase Agreement have been filed as exhibits to the Schedule TO and our summaries of their terms have been included with this Offer to Purchase to provide you with information regarding the terms of the agreements and are not intended to modify or supplement any factual disclosures about TCO IP, Vivo Participações or the Company in our public reports filed with the SEC.

11. Purpose of the Offer; Plans for the Company; The Stock Purchase Agreement.

Purpose of the Offer; Plans for the Company. The purpose of the Offer is to provide holders of preferred shares who desire to receive cash for some or all of their preferred shares at a premium over market prices the opportunity to do so. The offer price represents a premium of approximately 25% for preferred shares over the weighted average trading prices for the 30 Brazilian trading days ending on August 1, 2007, inclusive, the last trading day before announcement of the Offer, and an approximate 19% premium over the closing price of April 4, 2008. We do not intend, however, to cause the shares to cease to be listed on BOVESPA or the ADSs to cease to be listed on the NYSE or to cause the Company to stop filing periodic reports under the Exchange Act.

Moreover, as we are tendering only for 7,257,020 preferred shares (or approximately one-third of the outstanding preferred shares not owned by us), we do not expect any of the events to occur as a result of the Offer.

Except as otherwise provided herein, it is expected that, initially following the Offer, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. We will continue to evaluate the business and operations of the Company during and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. We intends to seek additional information about the Company and from time to time, to conduct a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential.

Vivo has been a top of mind brand since its launch in 2003, therefore Vivo Participações intends to incorporate its brand into the Telemig operations. Once Telemig becomes Vivo, Telemig will benefit from all operational synergies such as, but not limited to: better deals with suppliers, Vivo’s marketing and promotional designs and other initiatives common to both companies while adapting certain activities to particular markets that might vary due to Brazil’s wide diversification.

Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Stock Purchase Agreement, Vivo Participações has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business.

12. Conditions of the Offer. Notwithstanding any other provisions of this Offer to Purchase and in addition to any rights we may have to terminate or modify the terms of the Offer set forth in the last paragraph of this section, we will not be required to accept for purchase or pay for any preferred shares (including preferred shares represented by ADSs) of Telemig Holdings, subject to the rules under the Exchange Act and applicable Brazilian laws and regulations, if, at any time on or after the date of this Offer to Purchase and on or before 8:00 a.m., New York City time, on the second day prior to the Auction Date, any of the following shall have occurred:

(1)	a change in the businesses, conditions, revenues, operations or share ownership of Telemig Holdings or its direct or indirect subsidiaries that is or may be reasonably expected to be materially adverse to Telemig Holdings or any of its direct or indirect subsidiaries,

•	the issuance of any act by any governmental authority (including, without limitation, the executive, legislative and judiciary branches) that:

•

questions, restricts or limits our ability to carry out the tender offer for preferred shares of Telemig Holdings, to hold preferred shares of Telemig Holdings, to acquire additional preferred shares of Telemig Holdings, or to exercise the rights inherent thereof or to receive distributions thereunder;

•	terminates or amends the terms and conditions of any license, authorization or concession granted for the conduct of the businesses of Telemig Holdings or its direct or indirect subsidiaries;

•	expropriates, confiscates or limits the free disposal of the assets of Telemig Holdings or any of its direct or indirect subsidiaries;

•

reduces tariffs or rates for services charged by Telemig Holdings or any of its direct or indirect subsidiaries, or imposes additional obligations to make investments, provide services or implement measures that excessively burden Telemig Holdings or its direct or indirect subsidiaries; or

•	suspends, restricts or limits transactions in the foreign exchange market or the flow of funds into or out of Brazil;

•	the outbreak of war or civil or political unrest inside or outside Brazil;

•	the occurrence of a natural disaster (including, without limitation, earthquake, flood or other similar event) or any other external factor that causes significant damage to:

•

the infrastructure, communication systems or public utilities in the states where Telemig Holdings or any of its direct or indirect subsidiaries provide services or in any other relevant areas of Brazil; or

•	the assets of Telemig Holdings or any of its direct or indirect subsidiaries in a manner that affects the ordinary course of their respective businesses;

(2)	a general suspension of securities in general or of the shares or ADSs of Telemig Holdings on the São Paulo Stock Exchange or the New York Stock Exchange for more than 24 hours;

(3)	a decrease of 20% or more, as of the closing of the foreign exchange market on any date, of the value of the Brazilian real in relation to the U.S. dollar (in accordance with the average of the buy and sell U.S. Dollar-Brazilian real PTAX exchange rate on that date) since April 4, 2008, which value was R$1.711/US$1.00;

(4)	at the closing of any trading session, the drop of the BOVESPA index (IBOVESPA) expressed in US dollars (in accordance with the average of the buy and sell U.S. Dollar-Brazilian real PTAX exchange rate on that date) by at least 20% in relation to the value of the index on April 4, 2008, which value was 64,446;

(5)	the occurrence of any substantial change in the rules applicable to the Brazilian or U.S. capital markets, or an increase in tax rates, that adversely affects or impedes the consummation of the Offer by us;

(6)	the revocation of any governmental authorization necessary for the consummation of the Offer or the issuance of any act by any governmental authority that impedes our carrying out the Offer or imposes an obligation to buy or sell preferred shares issued by Telemig Holdings; or

(7)	the making of comments by the SEC as to the materials filed in the United States in connection with the Offer (including the Schedule TO of which this Offer to Purchase is a part and the exhibits to the Schedule TO) that adversely affect or impede the consummation of the Offer by us.

With respect to the condition in paragraph (7) above, we would not consider a comment made by the SEC as adversely affecting the Offer unless it required us to amend the Offer in a manner that would make it impractical for us to comply with our obligations under applicable Brazilian laws or regulations.

The Offer is not subject to any conditions other than those specified above.

We are entitled to waive any of these conditions, in whole or in part (except the condition in paragraph (7) above, which shall be non-waivable), at any time until 11:00 a.m., New York City time, on the Auction Date, to the extent permitted by law. If any of the conditions above is triggered, we will publish a notice of material fact in Brazil clarifying whether we will continue the Offer (if we waive the condition) or whether the Offer will be cancelled. An English translation of the notice of material fact will be filed with the SEC. If any of the conditions above is triggered, we will be required to obtain the CVM’s prior and express authorization before invoking any such condition and terminating the Offer, as required by Brazilian law.

13. Certain Legal Matters; Regulatory Approvals.

General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of preferred shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of preferred shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. There is, however, no current intent to delay the purchase of preferred shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for preferred shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of preferred shares thereunder. Our obligation under the Offer to accept for payment and pay for preferred shares is subject to the conditions set forth in “The Offer—Section 12”.

Antitrust. The purchase of preferred shares (including preferred shares represented by ADSs) by us pursuant to the Offer is not subject to the approval of the Brazilian or U.S. antitrust authorities.

Anatel review. The purchase of preferred shares (including preferred shares represented by ADSs) by us pursuant to the Offer is not subject to the approval of Agência Nacional de Telecomunicações.

Registering Under Resolution No. 2,689/00. The right to convert dividend payments and proceeds from the sale of Brazilian securities into foreign currency and to remit those amounts outside Brazil is subject to restrictions under foreign investment regulations, which generally require, among other things, the electronic registration of the relevant investment with the Central Bank. The ADS Tender Agent holds an electronic registration for the preferred shares underlying the ADSs of the Company.

Any ADS holder that wishes to participate directly in the Offer, as described in “The Offer—Section 3,” rather than tender preferred shares underlying ADSs through the ADS Tender Agent, must withdraw the preferred shares it wishes to tender from the Company’s ADS program. That holder must then obtain its own electronic registration by registering its investment in the preferred shares as a foreign portfolio investment under Resolution 2,689/00, as amended, of the National Monetary Council.

Under Resolution No. 2,689/00, foreign investors may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that certain requirements are met. Resolution 2,689/00 affords favorable tax treatment to foreign portfolio investors that are not residents of a tax haven jurisdiction as defined by Brazilian tax laws (meaning a country that does not impose taxes, a country where the maximum income tax rate is lower than 20% or a country that restricts the disclosure of shareholder composition or the ownership of investments). See “The Offer—Section 5.” Nevertheless, trading of securities is restricted to transactions carried out on the stock exchanges or organized over-the-counter markets licensed by the CVM.

A foreign portfolio investor under Resolution No. 2,689/00 must:

•

appoint at least one representative in Brazil that will be responsible for complying with registration and reporting requirements and reporting procedures with the Central Bank and the CVM. If the representative is an individual or a non-financial company, the investor must also appoint an institution duly authorized by the Central Bank that will be jointly and severally liable for the representatives obligations;

•	complete the appropriate foreign investor registration form;

•	register as a foreign investor with the CVM;

•	register the foreign investment with the Central Bank;

•	appoint a tax representative in Brazil; and

•	obtain a taxpayer identification number from the Brazilian federal tax authorities.

Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689/00 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM.

If a holder of ADSs wishes to withdraw the preferred shares underlying those ADSs and convert its investment into a foreign portfolio investment under Resolution No. 2,689/00, it should begin the process of obtaining its own foreign investor registration in advance of surrendering the ADSs to the ADS Tender Agent, and withdrawing the preferred shares from the ADS program. If the holder of ADSs does not timely complete this process, the custodian for the ADS Tender Agent will neither effect the exchange nor deliver the preferred shares underlying the ADSs, and will instruct the ADS Tender Agent to cancel the exchange and return the ADSs to the holder.

Subsequent Payments. Under applicable CVM rules, if we intend to acquire all common shares and preferred shares of Telemig Holdings, we are required to do so by means of a tender offer conducted in accordance with those rules. If, within a period of one year from the Auction Date:

•	an event occurs that requires us to effect a mandatory public tender offer for the preferred shares of Telemig Holdings under the rules of the CVM;

•	we effect another public tender offer for the preferred shares of Telemig Holdings; or

•

a corporate event occurs that would have permitted the holders of preferred shares of Telemig Holdings whose preferred shares were purchased in the tender offer described in this Offer to Purchase to exercise appraisal rights under Brazilian law if they had remained shareholders of Telemig Holdings at the time of that corporate event;

under applicable CVM rules, we will be required to make a payment in Brazilian reais to each holder of preferred shares (including preferred shares represented by ADSs) of Telemig Holdings whose preferred shares were purchased in this tender offer for the excess, if any, of:

•	the price per preferred share of the applicable class that the holder would have the right to receive by virtue of the occurrence of one or more of the events described above; over

•	the price per preferred share (including preferred shares represented by ADSs) that such holder received for the sale of shares of that class to us in this tender offer;

adjusted by the monthly Brazilian Taxa Referencial-TR from the Share Payment Date to the date of payment of that additional amount and adjusted for any changes in the number of shares that may have occurred by virtue of any share dividend, share split, reverse share split or conversion of that class of shares into another class.

14. Fees and Expenses.

We have retained MacKenzie Partners, Inc. as U.S. information agent, BES Securities do Brasil S.A. Corretora de Câmbio e Valores Mobiliários as Brazilian information agent and The Bank of New York to act as the ADS Tender Agent in connection with the Offer. The Information Agents may contact holders of preferred shares by mail, electronic mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. Each of these entities will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

The following is an estimate of the fees and expenses to be incurred by us:

Filing fees	US$	10,000.00
Legal fees	US$	1,175,000.00
Account fees	US$	30,000.00
Printing costs and release	US$	447,500.00
Bank Valuation Report	US$	150,000.00
ADR depositary fees and expenses	US$	100,500.00
Other	US$	250,000.00
Total	US$	2,163,000.00

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Intermediary Agent, the Information Agents and the ADS Tender Agent) for soliciting tenders of preferred shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

15. Miscellaneous. Although the Offer is open to all holders of preferred shares (including preferred shares represented by ADSs) of the Company, this offer document is intended solely for, and may be used solely by, holders of preferred shares of the Company that are U.S. residents and holders of ADSs representing preferred shares of the Company. Separate offering materials in Portuguese for holders of preferred shares that are not U.S. residents are being published concurrently in Brazil, as required under Brazilian law. We are not aware of any jurisdiction where the making of the Offer or the election to tender preferred shares in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the Offer or the election to tender preferred shares in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will elections to tender shares be accepted from or on behalf of) the holders of preferred shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of TCO IP not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer—Section 7” and “The Offer—Section 8” of this Offer to Purchase.

You should rely only on the information incorporated by reference or provided in this Offer to Purchase or any supplement to this Offer to Purchase. We have not authorized anyone to provide you with different information. The date of this Offer to Purchase is April 8, 2008. You should not assume that the information in this Offer to Purchase is accurate as of any date other than that date, regardless of the time such Offer to Purchase is made available to you.

TCO IP S.A.

April 8, 2008

SCHEDULE I

EXECUTIVE OFFICERS OF TCO IP AND

DIRECTORS AND EXECUTIVE OFFICERS OF VIVO PARTICIPAÇÕES

Executive Officers of TCO IP

Name	Current Principal Occupation or Employment and Five-Year Employment History
Roberto Oliveira de Lima	Mr. Oliveira de Lima is Chief Executive Officer and interim Executive Vice President of Marketing and Innovation of Vivo, Vivo S.A. TCO-IP S.A., and Chief Executive Officer of Telemig Celular Participações S.A. and Telemig Celular S.A. and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Oliveira de Lima has also been a director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A., Portelcom Participações S.A. and all affiliates of Brasilcel, since 2005. He was the Chief Executive Officer of TSD, TLE and Celular CRT until February 2006. Mr. Oliveira de Lima was Chairman of the Board of Directors of Grupo Credicard from 1999 to 2005 and Chief Executive Officer of Banco Credicard S.A. from 2002 to 2005. Before 1999, Mr. Oliveira de Lima held executive positions at Accor Brasil S.A., Rhodia Rhone Poulec S.A. and Saint Gobain S.A. Mr. Oliveira holds a degree in Administration and an MBA from Fundação Getulio Vargas, Brasil, and a master’s degree in finance and strategic planning from Institute Superieur des Affaires, Jouy en Josas, France. Mr. Oliveira is a Brazilian citizen.

Ernesto Gardelliano	Mr. Gardelliano is Executive Vice President of Finance, Planning and Control and Investor Relations Officer of Vivo, Vivo S.A., TCO-IP S.A., Telemig Celular Participações S.A. and Telemig Celular S.A and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Gardelliano has also been a director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A., Portelcom Participações S.A. and all affiliates of Brasilcel. He joined Coopers & Lybrand in Argentina in 1984 where he developed his career in the Audit Department. During 1990, Mr. Gardelliano was transferred to Italy. In January 1993, he joined Movicom, the first mobile telecom operator in Argentina. The Company was a Joint Venture led by BellSouth and Motorola. Mr. Gardelliano acted as the Financial Controller until 1997, when he was promoted to Chief Financial Officer. In 2005, and after the sale of the Latin American Assets of BellSouth, he became Regional Director for Argentina, Chile and Uruguay for Telefónica Móviles and transferred to Brazil to take over responsibilities in the Finance area of the above mentioned Companies, namely Vivo. Mr. Gardelliano is a Certified Public Accountant, a graduate of the University of Buenos Aires and holds a degree in Upper Management from the Instituto de Altos Estudios at the Universidad Austral.

Paulo Cesar Pereira Teixeira

Mr. Teixeira is the Executive Vice President of operations of Vivo since 2003, Vivo S.A. and TCO-IP S.A., is a Vice President of operations of Telemig Celular S.A and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Teixeira is also a director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil

1

Name	Current Principal Occupation or Employment and Five-Year Employment History

S.A. and Portelcom Participações S.A. He was the Executive Vice-President of Operations of TSD, TLE and Celular CRT until February 2006. Since 1998 Mr. Teixeira has acted as Vice-President of Telerj, Telest, Telebahia, Telergipe, Celular CRT and he was member of the Board of Directors of TSD, TLE and Celular CRT from 2001 until 2003. In 1998 he was a Director of Telepar, Telesc and CTMR Celular S.A., companies of Telecomunicações Brasileiras S.A. Telebrás, and Vice President of Tele Celular Sul S.A. Mr. Teixeira was Director of telecommunications engineering of Mato Grosso do Sul S.A. Telems, a company of Telecomunicações Brasileiras S.A. Telebrás, from 1995 through 1998. During 1995, he was a Department Manager of investment management. In 1994 he was an Assistant to the Director of Engineering. From 1990 until 1994, Mr. Teixeira served as Divisional Manager of coordination and expansion of Telebrás Holdings. Mr. Teixeira was engineer in the areas of service development and investment control of Telebrás Holding from 1988 through 1990. From 1980 until 1987, Mr. Teixeira performed several different managerial duties at Companhia Riograndense de Telecomunicações S.A.—CRT and was also a member of the board of directors from 1985 to 1986. In 1987 and 1988, he held several different positions at Telebrás affiliates. Mr. Teixeira holds an Electrical Engineering degree from the Catholic University of Pelotas, Brazil.

Javier Rodríguez García	Mr. García is Executive Vice President of Technology and Networks Vivo, Vivo S.A. and TCO-IP S.A, since April 2005. He was the Executive Vice President of Technology and Networks of TSD, TLE and Celular CRT, until February 2006 and of Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, since May 2003, TCO, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT, until October 2006. From 1986 until 1988, Mr. García worked at INDELEC—Indústria Electrónica de Comunicaciones S.A., as the manager responsible for the implementation of an automatic mobile telecommunications project for Telefónica de España S.A. From 1988 until 1990, he worked at Rede Electrica de España S.A. as the person responsible for the installation and maintenance of radio mobile systems in Spain. From 1990 until 1992, Mr. García served as an engineering manager at Telcel S.A., where he was responsible for the implementation of automatic mobile telecommunications system for Telefónica de España S.A. in Barcelona, Madrid and Palma de Mallorca. From 1992 until 1996, he was an engineering manager responsible for the installation and maintenance of systems at Compañia Europea de Radiobusqueda S.A., and from 1996 until 1998, he worked in cellular businesses for Telefónica Group in Spain and Peru, as a network quality manager and technical area sub-manager, respectively. From 1998 until 2000, Mr. García was the technology manager in the cellular business of Telefónica Group in Brazil and from 2000 until 2003 was the network manager of Telerj and Telest He holds a degree in Technical Telecommunications Engineering from the Technical University of Madrid, Spain.

Sérgio Assenço Tavares dos Santos

Sérgio Assenço Tavares dos Santos, born on June 3, 1948, is the Vice President of Regulatory Matters of Vivo Participações, Vivo S.A., and TCO-IP S.A. From January 2006 until February 2006, he was a Vice-President of Regulatory Matters and Institutional Relations of TSD, Celular CRT and TLE and from January 2006 until October 2006, Mr. Tavares dos Santos was a Vice-President of Regulatory Matters and Institutional Relations TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, Telegoiás, Telemat, Telems, Teleacre, Teleron,

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Name	Current Principal Occupation or Employment and Five-Year Employment History
NBT. From October 2004 until December 2005, he was the Regional Director of TCO and subsidiaries, including NBT; from January 2003 until September 2004, he was the President and Vice-President of TCO and subsidiaries, including NBT; from October 1998 until December 2002, he was the Director of Engineering and Operations of TCO and subsidiaries, including NBT; from February 1998 until September 1998, he was Executive Vice-President of TCO, Telegoiás Celular, Telemat Celular, Telems Celular, Teleacre Celular and Teleron Celular. He was Director of Engineering and operations of Telecomunicações de Brasília S.A. Telebrasília S/A, a fixed telecommunications company, between July 1995 and January 1998, and was also Manager of the Business Unit of Advanced Telecommunications of the Operations Department of Telebrasília from April 1994 until July 1995 and Assessor and Coordinator of Special Projects of the Engineering Department of Telebrasília from September 1993 until March 1994. He held several different positions at Telebrás from July 1990 until August 1993 and also held several different positions at Telebrasília between March 1976 and July 1990. Mr. Assenço holds an Electrical Engineering degree from Brasília University, Brazil. Mr. Assenço is a Brazilian citizen.

Directors and Executive Officers of Vivo Participações

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Vivo Participações are set forth below. Unless otherwise indicated below, the business address of each director and officer is Avenida Roque Petroni Junior, nº 1.464, 6th floor, part, Complex B, São Paulo, SP, Brazil. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Vivo Participações. None of the directors and officers of Vivo Participações listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of Argentina, Brazil, Portugal or Spain.

1. Directors of Vivo Participações

Name	Current Principal Occupation or Employment and Five-Year Employment History
João Pedro Amadeu Baptista

Mr. Baptista is currently the Vice Chairman of the Supervisory Board of Brasicel N.V.; Vice Chairman of the Board of Directors of Vivo Participações; Vice Chairman of the Board of Directors of Telemig Celular Participações S.A.; Chairman of the Supervisory Board of Portugal Telecom—Investimentos Internacionais Consultoria Internacional, S.A., PT Móveis—Serviços de Telecomunicações, SGPS, S.A.; PT Acessos de Internet WI-FI, S.A.; PT Ventures, SGPS, S.A., Portugal Telecom Brasil, S.A. and Mobitel; member of the Board of Directors of Universo Online—UOL, Unitel, SARL and Telemig Holdings; Chairman of the Manager Board of Directel. He has been a member of the Audit Committee of the Victoria and Albert Museum in London, since 2005. Mr. Baptista was the leader of the global telecommunications team and a partner at Booz Allen Hamilton, in the United Kingdom, from 2005 until 2006. Mr. Baptista was the global leader for the technology, information and entertainment

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Name	Current Principal Occupation or Employment and Five-Year Employment History
industry group at Marsh & McLennan Companies Inc. from 2004 until 2005. He was a member of the Executive Commission and a partner at Mercer Management Consulting from 1997 until 2005, where he had global responsibility for the technology, information and entertainment groups from 2000 until 2005 and he was co-leader for the United Kingdom from January 2001 until 2005. He holds a degree in Engineering Mechanics, a post-graduate degree in Energy from the Federal Polytechnical School of Lausanne, Switzerland, and a MBA from Stanford Graduate School of Business, Stanford, CA, USA.

Luis Miguel Gilpérez López

Mr. Lopez is General Director of the Mobile division of Telefónica International, a member of the Supervisory Board of Brasilcel N.V and a Chairman of the Board of Directors of Telemig Celular Participações S.A and of Telemig Celular S.A.. He has been a member of the Board of Directors of Telemig Holdings, since April 2008. He was a board member of TCP, Celular CRT, TSD, TCO, Teleacre, Telegoiás, NBT, Telemat, Telems, TCO-IP S.A. and Teleron from 2004 to 2005. He began working for the Telefónica group in 1981, having assumed growing responsibilities in areas including networks, infrastructure, product and services development and marketing. He has a degree in Industrial Engineering and a master’s degree in Business Administration.

Shakhaf Wine	Mr. Wine is the President of Portugal Telecom Brasil S.A, an executive board member of PT Investimentos Internacionais S.G.P.S., a member of the board of directors of Brasilcel N.V., a member of the board of directors of Vivo Participações, Universo Online S.A., Telemig Celular Participações S.A. and Telemig Holdings, and Vice Chairman of the Board of Directors of Telemig Celular S.A. Previously Mr. Wine was a board member at TCP, TCO, TSD, Celular CRT and Banco1.Net S.A. Before joining Portugal Telecom in April 2003, Mr. Wine was a Director of Investment Banking and a Relationship Manager for European corporate clients in the Global Telecommunications Group of Merrill Lynch International from 1998 to 2003, based in London. Additionally, he was a Senior Associate Director of the Latin American and Telecommunications groups of Deutsche Morgan Grenfell from 1993 until 1998, also based in London. Previously Mr. Wine was a foreign exchange trader and dealer for the Brazilian Central Bank at Banco Icatu S.A. He holds a degree in Economics from the Pontificia Universidade Católica do Rio de Janeiro

Félix Pablo Ivorra Cano	Mr. Ivorra was the President of the Board of Directors from February 1999 to September 2005. Mr. Ivorra is currently a member of the Boards of Directors of Telecomunicações de São Paulo S.A, Brasilcel N.V, Vivo Participações, Telemig Celular Participações S.A., Telemig Celular S.A. and Telemig Holdings. He was a member of the Board of Directors of TSD, TLE, TCO and Celular CRT until February 2006. He joined the Telefónica Group in July 1972 and served in the areas of Technical Specifications, Network Planning, Commercial Planning and as General Director of Advanced Communications. In 1993, he was appointed General Director of the team that founded Telefónica Servicios Móviles, where he held several positions including General Commercial Director and General Director of Business Development until January 2006. During 1997 and part of 1998, he was chairman of the board of Telefónica Móviles group companies Mensatel, S.A. and Radiored, S.A. He has a degree in Telecommunications Engineering from Escola Técnica Superior de

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Name	Current Principal Occupation or Employment and Five-Year Employment History
Engenharia—ETSI in Madrid, and a post-graduate degree in Business Administration from the Instituto Católico de Administração de Empresas—ICADE also in Madrid.

Ignacio Aller Malo	Mr. Aller is a member of the Board of Directors of Telefónia Móviles México, S.A. de C.V., Brasilcel N.V, Vivo Participações, S.A., Telemig Celular Participações S.A. and Telemig Holdings. He was a member of the Board of Directors of TSD, TLE and Celular CRT until February 2006. Mr. Aller has served as Chief Operating Officer of Telefónica Móviles S.A. since 2003 and has held several positions at Telefónica de España since 1967.

Rui Manuel de Medeiros D’Espiney Patrício

Mr. Patrício is a member of the Board of Directors of Monteiro Aranha S.A., Monteiro Aranha Participações, Klabin S.A., Vivo Participações, Telemig Celular Participações S.A., Telemig Celular S.A, Jerónimo Martins (Portugal), Espírito Santo International Holding and Telemig Holdings. He was a member of the Board of Directors of Banco Boavista S.A. from 1997 until 2000; a member of the Board of Directors of Banco Inter-Atlântico S.A. from 1980 until 1997, a member of the Board of Directors of Ericsson do Brasil from 1979 until 1997, Managing Director and Executive Vice-President of Monteiro Aranha S.A. from 1976 until 1992, Representative of the Monteiro Aranha Group in Europe from 1975 until 1976, and worked at Financiadora Volkswagen do Brasil from 1974 until 1975. Mr. Patrício was Minister for Foreign Affairs of Portugal from 1970 until 1974, Under-Secretary of State for Overseas Economic Development of Portugal from 1965 until 1970, Member of the Commission for Overseas Development Plan from 1963 until 1965, Economic Advisor of Sacor (Oil Company) from 1958 until 1964, and between 1958 and 1963 he was Assistant Professor at Lisbon University. Mr. Patrício has a degree in Law from the University of Lisbon—1955, a post-graduate degree in Political Economics from University of Lisbon—1956 and Business Administration from Fundação Getúlio Vargas (São Paulo)—1975.

Luiz Kaufman	Mr. Kaufman has been a member of the Board of Directors and Audit Committee of Vivo Participações since July 2005 and a member of the Board of Directors of Telemig Celular Participações S.A. since April 3, 2008. He was a member of the Board of Directors and Audit Committee of TSD, TLE, TCO and Celular CRT, from July 2005 until February 2006. Mr. Kaufmann is President and CEO of Medial Saude S/A, a health care company. Mr. Kaufmann is also a member of the Board of Directors of Gol Linhas Aéreas Inteligentes and chairman of its audit committee. He has been a member of the Board of Directors of Telemig Holdings since April 2008. Mr. Kaufmann is a partner at L. Kaufmann Consultores Associados, a boutique investment bank, through which Mr. Kaufmann was in charge of the turn-around and sale of Vésper Brazil from May 2001 to November 2003 and the turn-around and sale of Primesys from October 2004 to October 2005. Mr. Kaufmann was a partner at GP Investimentos from 1999 to 2001 and a Board member of several companies controlled by GP. He was CEO of Aracruz Celulose S.A. and Chairman of the Board of Directors of Tecflor from November 1993 to April 1998. Previously he spent several years as a Managing Director of Arthur D. Little in Brazil. Mr. Kaufmann began his career at Serete S.A. Engenharia as a project engineer in 1968, rising to the position of Director of Finance and Control by 1974. Mr. Kaufmann then held various other executive positions prior to those described

5

Name	Current Principal Occupation or Employment and Five-Year Employment History
above. Mr. Kaufmann holds a degree from Universidade Federal do Paraná and a Master of Sciences in Industrial Engineering from Illinois Institute of Technology.

José Guimarães Monforte	Mr. Guimarães Monforte, born on July 6, 1947, has been a member of the Board of Directors and Audit Committee of Vivo Participações since June of 2007 and a member of the Board of Directors of Telemig Celular Participações S.A. since April 3, 2008. Mr. Guimarães Monforte is the president of Jano Comércio, Administração e Participações Ltda. and was the former President of the board of IBGC and Pini Editora S/A, and the Vice President of the board of Klicknet. He has been a member of the Board of Directors of Telemig Holdings since April 2008. He was also a member of the board of Natura Cosméticos, Caramuru Alimentos JHSF Participações S/A and the board of Agrenco of Brazil. In addition, Mr. Guimarães Monforte was also the Vice President of ANBID and of the board of the Settlement Department of the Commodity Exchange. He was also the Coordinator of the Capital Opening Committee of Bovespa and a member of the Listings Commission. Furthermore, he was a member of the Advisory Panel for the OECD on the Efficiency of the Board of Directors, and a member of the Advisory Board-Americas Cabinet of the Graduate School of Business in Chicago. He has also served as an executive of diverse banks and companies, such as BANESPA, Banco Merrill Lynch, Banco Citibank N.A., and was President of VBC Energia S/A. Mr. Guimarães Monforte graduated with a degree in Economics from the University of Católica de Santos.

António Gonçalves de Oliveira

Mr. Gonçalves de Oliveira has been a member of the Board of Directors and Audit Committee of Vivo Participações since July 2005, a member of the Board of Directors of TCP since March 2001, a member of the Board of Directors of Telemig Holdings since April 2008 and a member of the Board of Directors of Telemig Celular Participações S.A. since April 3, 2008. Mr. Gonçalves de Oliveira was a member of the Boards of Directors and Audit Committees of TSD, TLE, TCO and Celular CRT from July 2005 until February 2006. He has been a member of the Board of Auditors of COELBA—Companhia de Eletricidade da Bahia since April, 2006 at the appointment of Caixa de Previdência dos Funcionários do Banco do Brasil, a large Brazilian pension fund and shareholder of COELBA. He was President of AAMAC—Associação de Amigos do Museu de Arte Contemporânea da USP, an important participant in the contemporary cultural scene (2004/2006) and member of the council of representatives of FIESP (Federation of Industries of the state of Sao Paulo) (2003/2007). Mr. Gonçalves de Oliveira is also a member of the Social and Economic Development Council of the Brazilian Government, a board member of the Small and Medium Company Working Group sponsored by the Brazilian Government, the vice president of the Brazilian Businessmen’s Association for Market Integration (ADEBIM), a member of the orientation and steering council of Banco do Povo do Estado de São Paulo and President of the decision council of the National Employee Association of Banco do Brasil (ANABB). From 1991 to 1995, he served as director of the Latin American Sociology Association and from 1993 to 1994 he served as the executive coordinator of the Small and Medium Company National Movement (MONAMPE). He holds a degree in Social Sciences from the University of São Paulo, Brazil, and a master’s degree in Communication Sciences from the same university.

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2. Executive Officers of Vivo

Name	Current Principal Occupation or Employment and Five-Year Employment History
Roberto Oliveira de Lima	Mr. Oliveira de Lima is Chief Executive Officer and interim Executive Vice President of Marketing and Innovation of Vivo Participações, Vivo S.A., TCO-IP S.A., and Chief Executive Officer of Telemig Celular Participações S.A. and Telemig Celular S.A. and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Oliveira de Lima has also been a director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A., Portelcom Participações S.A. and all affiliates of Brasilcel, since 2005. He was the Chief Executive Officer of TSD, TLE and Celular CRT until February 2006. Mr. Oliveira de Lima was Chairman of the Board of Directors of Grupo Credicard from 1999 to 2005 and Chief Executive Officer of Banco Credicard S.A. from 2002 to 2005. Before 1999, Mr. Oliveira de Lima held executive positions at Accor Brasil S.A., Rhodia Rhone Poulec S.A. and Saint Gobain S.A. Mr. Oliveira holds a degree in Administration and an MBA from Fundação Getulio Vargas, Brasil, and a master’s degree in finance and strategic planning from Institute Superieur des Affaires, Jouy en Josas, France. Mr. Oliveira is a Brazilian citizen.

Ernesto Gardelliano	Mr. Gardelliano is Executive Vice President of Finance, Planning and Control and Investor Relations Officer of Vivo Participações, Vivo S.A., TCO-IP S.A., Telemig Celular Participações S.A. and Telemig Celular S.A. and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Gardelliano has also been a director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A., Portelcom Participações S.A. and all affiliates of Brasilcel. He joined Coopers & Lybrand in Argentina in 1984 where he developed his career in the Audit Department. During 1990, Mr. Gardelliano was transferred to Italy. In January 1993, he joined Movicom, the first mobile telecom operator in Argentina. The Company was a Joint Venture led by BellSouth and Motorola. Mr. Gardelliano acted as the Financial Controller until 1997, when he was promoted to Chief Financial Officer. In 2005, and after the sale of the Latin American Assets of BellSouth, he became Regional Director for Argentina, Chile and Uruguay for Telefónica Móviles and transferred to Brazil to take over responsibilities in the Finance area of the above mentioned Companies, namely Vivo Participações. Mr. Gardelliano is a Certified Public Accountant, a graduate of the University of Buenos Aires and holds a degree in Upper Management from the Instituto de Altos Estudios at the Universidad Austral.

Paulo Cesar Pereira Teixeira

Mr. Teixeira has been the Executive Vice President of operations of Vivo Participações, Vivo S.A. and TCO-IP S.A., is a Vice President of operations of Telemig Celular S.A. since 2003, and formerly of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, GT, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT. Mr. Teixeira is also a director of Avista Participações Ltda., Tagilo Participações Ltda., Sudestecel Participações Ltda., TBS Celular Participações Ltda., Ptelecom Brasil S.A. and Portelcom Participações S.A. He was the Executive Vice-President of Operations of TSD, TLE and Celular CRT until February 2006. Since 1998 Mr. Teixeira has acted as Vice-President of Telerj, Telest, Telebahia, Telergipe, Celular CRT and he was

7

Name	Current Principal Occupation or Employment and Five-Year Employment History
member of the Board of Directors of TSD, TLE and Celular CRT from 2001 until 2003. In 1998 he was a Director of Telepar, Telesc and CTMR Celular S.A., companies of Telecomunicações Brasileiras S.A. Telebrás, and Vice President of Tele Celular Sul S.A. Mr. Teixeira was Director of telecommunications engineering of Mato Grosso do Sul S.A. Telems, a company of Telecomunicações Brasileiras S.A. Telebrás, from 1995 through 1998. During 1995, he was a Department Manager of investment management. In 1994 he was an Assistant to the Director of Engineering. From 1990 until 1994, Mr. Teixeira served as Divisional Manager of coordination and expansion of Telebrás Holdings. Mr. Teixeira was engineer in the areas of service development and investment control of Telebrás Holding from 1988 through 1990. From 1980 until 1987, Mr. Teixeira performed several different managerial duties at Companhia Riograndense de Telecomunicações S.A.—CRT and was also a member of the board of directors from 1985 to 1986. In 1987 and 1988, he held several different positions at Telebrás affiliates. Mr. Teixeira holds an Electrical Engineering degree from the Catholic University of Pelotas, Brazil.

Javier Rodríguez García	Mr. García is Executive Vice President of Technology and Networks Vivo Participações, Vivo S.A. and TCO-IP S.A, since April 2005. He was the Executive Vice President of Technology and Networks of TSD, TLE and Celular CRT, until February 2006 and of Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, since May 2003, TCO, Telegoiás, Telemat, Telems, Teleacre, Teleron and NBT, until October 2006. From 1986 until 1988, Mr. García worked at INDELEC—Indústria Electrónica de Comunicaciones S.A., as the manager responsible for the implementation of an automatic mobile telecommunications project for Telefónica de España S.A. From 1988 until 1990, he worked at Rede Electrica de España S.A. as the person responsible for the installation and maintenance of radio mobile systems in Spain. From 1990 until 1992, Mr. García served as an engineering manager at Telcel S.A., where he was responsible for the implementation of an automatic mobile telecommunications system for Telefónica de España S.A. in Barcelona, Madrid and Palma de Mallorca. From 1992 until 1996, he was an engineering manager responsible for the installation and maintenance of systems at Compañia Europea de Radiobusqueda S.A., and from 1996 until 1998, he worked in cellular businesses for Telefónica Group in Spain and Peru, as a network quality manager and technical area sub-manager, respectively. From 1998 until 2000, Mr. García was the technology manager in the cellular business of Telefónica Group in Brazil and from 2000 until 2003 was the network manager of Telerj and Telest He holds a degree in Technical Telecommunications Engineering from the Technical University of Madrid, Spain.

Sérgio Assenço Tavares dos Santos

Mr. Assenço, born on June 3, 1948, is the Vice President of Regulatory Matters of Vivo Participações, Vivo S.A., and TCO-IP S.A. From January 2006 until February 2006, he was a Vice-President of Regulatory Matters and Institutional Relations of TSD, Celular CRT and TLE and from January 2006 until October 2006, Mr. Tavares dos Santos was a Vice-President of Regulatory Matters and Institutional Relations of TCO, Telerj, Telest, Telebahia, Telergipe, Celular CRT, TC, Telegoiás, Telemat, Telems, Teleacre, Teleron, NBT. From October 2004 until December 2005, he was the Regional Director of TCO and subsidiaries, including NBT; from January 2003 until September 2004, he was the President and Vice-President of TCO and subsidiaries, including NBT; from

8

Name	Current Principal Occupation or Employment and Five-Year Employment History
October 1998 until December 2002, he was the Director of Engineering and Operations of TCO and subsidiaries, including NBT; from February 1998 until September 1998, he was Executive Vice-President of TCO, Telegoiás Celular, Telemat Celular, Telems Celular, Teleacre Celular and Teleron Celular. He was Director of Engineering and operations of Telecomunicações de Brasília S.A. Telebrasília S/A, a fixed telecommunications company, between July 1995 and January 1998, and was also Manager of the Business Unit of Advanced Telecommunications of the Operations Department of Telebrasília from April 1994 until July 1995 and Assessor and Coordinator of Special Projects of the Engineering Department of Telebrasília from September 1993 until March 1994. He held several different positions at Telebrás from July 1990 until August 1993 and also held several different positions at Telebrasília between March 1976 and July 1990. Mr. Assenço holds an Electrical Engineering degree from Brasília University, Brazil. Mr. Assenço is a Brazilian citizen.

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Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for preferred shares and any other required documents should be sent to the ADS Tender Agent at one of the addresses set forth below:

The ADS Tender Agent for the

Offer is:

The Bank of New York

By Mail:	By Overnight Courier:	By Hand:
BNY Mellon Shareholder Services Attn: Corporate Action Dept. P.O. Box 3301 South Hackensack, NJ 07606	The Bank of New York Mellon Attn: Corporate Action Dept. 480 Washington Blvd. 27th Floor Jersey City, NJ 07310	The Bank of New York Mellon Attn: Corporate Action Dept. 480 Washington Blvd. 27th Floor Jersey City, NJ 07310

By Facsimile:
(for eligible institutions only) 201-680-4626

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If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agents at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The U.S. Information Agent for the Offer is:

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or

Call Toll-Free (800) 322-2885

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The Brazil Information Agent for the Offer is:

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